As filed with the Securities and Exchange Commission on April 1, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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B&G FOODS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Four Gatehall Drive
Parsippany, NJ 07054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2014

To the Stockholders of B&G Foods, Inc.:

        An annual meeting of stockholders of B&G Foods, Inc. will be held on Tuesday, May 20, 2014, at 10:00 a.m., local time, at the Hanover Marriott, 1401 Route 10 East, Whippany, NJ 07981, for the following purposes (which are more fully described in the accompanying proxy statement):

  1.
  to elect eight directors to serve until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

  2.
  to conduct an advisory vote on executive compensation, commonly referred to as a "say on pay" vote;

  3.
  to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2015 (fiscal 2014); and

  4.
  to transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

        The board of directors has fixed the close of business on March 25, 2014, as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the meeting.

        Your vote is important, and you are cordially invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, we encourage you to vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the annual meeting regardless of whether you attend in person.

By Order of the Board of Directors,
Scott E. Lerner Secretary
Parsippany, New Jersey April 1, 2014

i

ii

Four Gatehall Drive
Parsippany, NJ 07054

PROXY STATEMENT
FOR AN ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 20, 2014

GENERAL INFORMATION

Why am I receiving these materials?

        This proxy statement is provided to the stockholders of B&G Foods, Inc. ("B&G Foods," "we," or "our company") in connection with the solicitation of proxies by our board of directors to be voted at an annual meeting of stockholders to be held at the Hanover Marriott, 1401 Route 10 East, Whippany, NJ 07981, at 10:00 a.m., local time, on Tuesday, May 20, 2014, and at any adjournment or postponement of the meeting. This proxy statement and the related materials are first being distributed or made available to stockholders on or about April 1, 2014. This proxy statement provides information that should be helpful to you in deciding how to vote on the matters to be voted on at the annual meeting.

What items will be voted on at the annual meeting?

        At the annual meeting, the stockholders will consider and vote upon

  •
  the election of eight directors to hold office until the next annual meeting of stockholders (Proposal No. 1);

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  an advisory proposal on executive compensation, commonly referred to as a "say on pay" proposal (Proposal No. 2); and

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  the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2015 (fiscal 2014) (Proposal No. 3).

What are included in the proxy materials?

        The proxy materials include:

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  our proxy statement for the annual meeting of stockholders; and

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  our 2013 Annual Report.

If you received a paper copy of these materials by mail, the proxy materials also include a proxy card or a voting instruction card for the annual meeting.

What is a proxy statement? What information is contained in this proxy statement?

        It is a document that Securities and Exchange Commission (SEC) regulations require us to give you when we ask you to sign a proxy card designating proxies to vote on your behalf. The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, B&G Foods' board of directors and board committees, the compensation of our directors and executive officers for fiscal 2013 and other required information.

What is a proxy?

        It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers as proxies for the annual meeting. These two officers are Robert C. Cantwell and Scott E. Lerner.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

        We are pleased to be using once again the SEC rule that allows companies to furnish their proxy materials to stockholders over the Internet. As a result, we are mailing to most of our stockholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. We believe that this process allows us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. All stockholders receiving the notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. All stockholders who have previously requested paper copies of our proxy materials will continue to receive paper copies by mail.

Why didn't I receive a notice in the mail about the Internet availability of the proxy materials?

        We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies instead of a notice about the Internet availability of the proxy materials.

        In addition, we are providing notice of the availability of the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

How can I access the proxy materials over the Internet?

        The notice of annual meeting, proxy statement and annual report are available at http://materials.proxyvote.com/05508R. Instead of receiving future copies of the proxy materials by mail, most beneficial owners can elect to receive an e-mail that will provide electronic links to these documents. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site. If you received a notice of the Internet availability of proxy materials that notice will contain additional instructions on how to view our proxy materials on the Internet.

How may I obtain a paper copy of the proxy materials?

        Stockholders receiving a notice about the Internet availability of the proxy materials will find instructions about how to obtain a paper copy of the proxy materials on that notice. Stockholders receiving notice of the availability of the proxy materials by e-mail will find instructions about how to obtain a paper copy of the proxy materials as part of that e-mail. All stockholders who do not receive a notice or an e-mail will receive a paper copy of the proxy materials by mail.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

        If your shares are registered directly in your name with B&G Foods' registrar and transfer agent, Computershare, you are considered a stockholder of record with respect to those shares.

        If your shares are held in a brokerage account or bank, you are considered the "beneficial owner" of those shares.

Who is entitled to vote at the annual meeting?

        Each holder of record of our common stock at the close of business on March 25, 2014 is entitled to vote at the annual meeting. As of that date, a total of 53,649,687 shares of common stock were outstanding and are eligible to vote at the annual meeting. Each share of our common stock is entitled to one vote per share on all matters with respect to which holders are entitled to vote.

How do I vote?

        Your shares may only be voted at the annual meeting if you are present in person or are represented by proxy. Whether or not you plan to attend the annual meeting, we encourage you to vote by proxy to assure that your shares will be represented. Voting by proxy will in no way limit your right to vote at the annual meeting if you later decide to attend in person. Beneficial owners, however, may vote in person at the annual meeting only if they have a legal proxy, as described below.

        Stockholders of Record.    If you are a stockholder of record, you may vote by proxy by completing the enclosed proxy card and mailing it in the postage-paid envelope provided. In the alternative, stockholders of record may vote in person at the annual meeting.

        Beneficial Owners.    If your shares are held in the name of a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If your shares are held in the name of a broker, bank or other nominee, and you would like to vote in person at the meeting, you must first obtain a proxy, executed in your favor, from the institution that holds your shares.

What can I do if I change my mind after I vote my shares?

        Stockholders of Record.    If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by timely submission of a written revocation to our corporate secretary, submission of a properly executed later-dated proxy, or by voting by ballot at the annual meeting. Attendance at the annual meeting will not by itself constitute a revocation of a proxy.

        Beneficial Owners.    If your shares are held in the name of a broker, bank or other holder of record, that institution will instruct you as to how your vote may be changed.

If I am a stockholder of record, how will my shares be voted if I sign, date and return my proxy card? What if I do not specify a choice for a matter when returning my signed proxy card?

        All shares entitled to vote that are represented by properly completed proxy cards received prior to the annual meeting and not revoked will be voted at the meeting in accordance with your instructions. If you sign and return a proxy card but do not indicate how your shares should be voted, the shares represented by your properly completed proxy card will be voted:

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  FOR each of the director nominees in Proposal No. 1;

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  FOR the proposal to approve, on an advisory basis, executive compensation;

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  FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2014; and

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  in the discretion of the persons named in the proxies as proxy appointees as to any other matter that may properly come before the annual meeting.

What if I am a beneficial owner and do not give voting instructions to my broker?

        As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such bank, broker or nominee depends on the type of item being considered for vote.

        Non-Discretionary Items.    The election of directors and advisory say on pay vote are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners.

        Discretionary Items.    The ratification of the appointment of KPMG LLP as independent registered public accounting firm is a discretionary item. Generally, brokers, banks and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

Who may attend the annual meeting?

        All stockholders that were our stockholders as of the record date (March 25, 2014), or their authorized representatives, may attend the annual meeting. Admission to the meeting will be on a first-come, first-served basis. If your shares are held in the name of a broker, bank or other nominee and you plan to attend the annual meeting, you should bring proof of ownership, such as a brokerage or bank account statement, to the annual meeting to ensure your admission.

How will votes be counted?

        The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock of our company entitled to vote on a particular matter will constitute a quorum for the purpose of considering that matter. Abstentions and broker "non-votes" will be counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

        For Proposal No. 1, a nominee for director must receive the affirmative vote of a majority of the votes cast with respect to such nominee by the holders of the shares of common stock voting in person or by proxy at the annual meeting. Likewise, each of Proposal Nos. 2 and 3 require the affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the annual meeting. Abstentions and broker non-votes will not be included in the vote totals and will not affect the outcome of the vote for Proposal Nos. 1 through 3.

Who will count the votes?

        A representative of our transfer agent, Computershare, will tally the vote, and will serve as inspector of the annual meeting.

How are proxies being solicited and who will pay for the solicitation of proxies?

        We will bear the expense of the solicitation of proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, over the Internet or in person. No special compensation will be paid to our directors, officers or employees for the solicitation of proxies. To solicit proxies, we will also request the assistance of brokerage houses, banks and other custodians, nominees or fiduciaries, and, upon request, will reimburse such organizations or individuals for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be held on May 20, 2014

        The Notice of Annual Meeting, Proxy Statement and 2013 Annual Report are available at http://materials.proxyvote.com/05508R.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics; Corporate Governance Guidelines; Board Committee Charters

        B&G Foods is committed to conducting every aspect of our business in an ethical, open and honest manner and in full compliance with the law, both in letter and in spirit. Our code of business conduct and ethics applies to all of our employees, officers and directors, including our chief executive officer and our chief financial officer, and lays out guidelines for our employees, officers and directors to follow as they conduct business on behalf of our company. We have also adopted corporate governance guidelines, which, together with our certificate of incorporation, bylaws and board committee charters, form the framework for the corporate governance of B&G Foods.

        The full text of the code of business conduct and ethics as well as our corporate governance guidelines, audit committee charter, compensation committee charter and nominating and governance committee charter are available at the investor relations section of our web site, http://ir.bgfoods.com. We intend to disclose any amendment to, or waiver from, a provision of the code of business conduct and ethics that applies to our chief executive officer or chief financial officer in the investor relations section of our web site. Stockholders may request free printed copies of the code of business conduct and ethics, corporate governance guidelines and the board committee charters by writing to: B&G Foods, Inc., Attention: Corporate Secretary, Four Gatehall Drive, Parsippany, NJ 07054 or corporatesecretary@bgfoods.com.

Role of the Board of Directors

        In accordance with the General Corporation Law of the State of Delaware and our certificate of incorporation and our bylaws, our business, property and affairs are managed under the direction of the board of directors. Although our directors are not involved in our day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the board of directors and committees of the board of directors.

Board Leadership Structure

        Historically, we have separated the roles of chairman of the board of directors and chief executive officer. Separating these roles allows our chief executive officer to focus on the day-to-day management of our business and our chairman, an independent director, to lead the board and focus on providing advice and independent oversight of management. Given the time and effort that is required of each of these positions and our preference to have an independent director lead our board, we currently believe it is best to separate these roles. In March 2014, we amended our corporate governance guidelines to make this separation of roles mandatory.

Meetings of the Board of Directors

        During the fiscal year ended December 28, 2013 (fiscal 2013), the board of directors held eight meetings. Each of the directors attended at least 75% of the aggregate of all meetings held by the board of directors and each committee of the board of directors on which he or she served during fiscal 2013, in each case held during the period for which he or she was a director and committee member. Our non-management directors meet regularly (at least quarterly) in executive session of the board without management directors or employees present. The chairman of the board of directors (or, in the chairman's absence or if the chairman is not an independent director, another independent director designated by the non-management directors) presides over executive sessions of the non-management directors.

Communication with the Board of Directors; Director Attendance at Annual Meetings

        Stockholders, employees and all other interested parties may communicate with a member or members or committee of the board of directors by addressing their correspondence to the board member or members or committee c/o Corporate Secretary, B&G Foods, Inc., Four Gatehall Drive, Parsippany, NJ 07054 or by e-mail to corporatesecretary@bgfoods.com. Our corporate secretary will review the correspondence and will determine, in his good faith judgment, which stockholder communications will be relayed to the board of directors, any committee or any director. Our corporate secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. Subject to the foregoing, mail addressed to "board of directors" or "non-management directors" will be forwarded to the chairman of the board.

        Recognizing that director attendance at our annual meetings can provide our stockholders with a valuable opportunity to communicate with board members about issues affecting our company, we encourage our directors to attend each annual meeting of stockholders. All directors attended the 2013 annual meeting and we anticipate that all directors will attend the 2014 annual meeting.

Director Independence

        In making independence determinations, the board of directors observes all criteria for independence established by the SEC, the New York Stock Exchange and other governing laws and regulations. The board considers all relevant facts and circumstances in making an independence determination. In accordance with our corporate governance guidelines, to be considered independent:

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  the director must meet the bright-line independence tests under the listing standards of the New York Stock Exchange; and

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  the board must affirmatively determine that the director otherwise has no material relationship with our company either directly or as a partner, shareholder or officer of an organization that has a relationship with our company.

        The board of directors, through its nominating and governance committee, annually reviews all relevant business relationships any director may have with our company. As a result of its annual review, the board has determined that each of the following directors meets the independence tests under the listing standards of the New York Stock Exchange, none of the following directors has a material relationship with the company and, as a result, such directors are independent: Stephen C. Sherrill, Cynthia T. Jamison, Charles F. Marcy, Dennis M. Mullen, Cheryl M. Palmer and Alfred Poe.

 Committees of the Board of Directors

        The board of directors has an audit committee, compensation committee and a nominating and governance committee. The following table describes the current members of each committee and the number of meetings held during fiscal 2013:

	Audit	Compensation	Nominating and Governance
Number of Meetings:	5	8	2
Name:
Cynthia T. Jamison	Chairman	☑
Charles F. Marcy		☑	☑
Dennis M. Mullen.	☑		Chairman
Cheryl M. Palmer	☑		☑
Alfred Poe	☑	Chairman

Audit Committee

        The principal duties and responsibilities of our audit committee are as follows:

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  to serve as an independent and objective party to monitor our financial reporting process and internal control systems;

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  to review and appraise the audit efforts of our independent registered public accounting firm and exercise ultimate authority over the relationship between us and our independent registered public accounting firm; and

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  to provide an effective, open avenue of communication among the independent registered public accounting firm, financial and senior management and the board of directors.

        The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties. Each director who serves on the audit committee is independent under the listing standards of the New York Stock Exchange and as that term is used in Section 10A(m)(3) of the Securities Act of 1934, as amended. The board of directors has determined that Ms. Jamison qualifies as an audit committee financial expert as that term is defined by applicable SEC regulations, and has designated Ms. Jamison as the audit committee's financial expert.

        The audit committee operates under a written charter adopted by the board of directors. A copy of the charter is available at the investor relations section of our website, http://ir.bgfoods.com. The report of the audit committee begins on page 39 of this proxy statement.

Compensation Committee

        The principal duties and responsibilities of the compensation committee are as follows:

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  to discharge the board of directors' responsibilities relating to the compensation of our executive officers and directors; and

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  to have overall responsibility for evaluating and approving our executive officer and director compensation plans, policies and programs, as well as any equity-based compensation plans and policies.

        Each director who serves on the compensation committee is independent under the listing standards of the New York Stock Exchange and the Internal Revenue Code of 1986, as amended, with respect to compensation committees. The compensation committee operates under a written charter adopted by the board of directors, a copy of which is available at the investor relations section of our website, http://ir.bgfoods.com. The report of the compensation committee is on page 27 of this proxy statement.

Nominating and Governance Committee

        The principal duties and responsibilities of the nominating and governance committee are as follows:

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  to assist the board of directors by identifying individuals qualified to become board members and members of board committees, to recommend to the board of directors nominees for the next annual meeting of stockholders, and to recommend to the board of directors nominees for each committee of the board of directors;

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  to lead the board of directors in its annual review of the board's and management's performance;

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  to monitor our corporate governance structure; and

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  to periodically review and recommend to the board of directors any proposed changes to the corporate governance guidelines applicable to us.

        Each director who serves on the nominating and governance committee is independent under the listing standards of the New York Stock Exchange with respect to nominating and governance committees. The nominating and governance committee operates under a written charter adopted by the board of directors, a copy of which is available at the investor relations section of our website, http://ir.bgfoods.com.

The Board's Role in Risk Oversight

        Management is responsible for the day-to-day risks our company faces. Our board of directors is responsible for:

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  ensuring that management has implemented an appropriate system to manage these risks, i.e., to identify, assess, mitigate, monitor, and communicate about these risks; and

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  providing effective risk oversight through the board's committee structure and oversight processes.

        Beyond these fundamental responsibilities for risk oversight, our board concentrates on the broader implications of our strategic plans and allows the committees to focus on specific areas of risk. Our directors, through their risk oversight role, attempt to satisfy themselves that the risk management processes designed and implemented by the company's executive officers and other senior managers are consistent with the company's corporate strategy and are functioning as directed.

        The board believes that full and open communication between management and the board of directors is essential for effective risk management and oversight. Our executive officers attend our quarterly board meetings. In addition to making quarterly presentations at such meetings regarding our operations, our executive officers are available to discuss any questions or concerns raised by the board relating to risk management and any other matters.

        While the board is ultimately responsible for risk oversight at our company, our three board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk.

        Audit Committee.    In accordance with its charter, the audit committee is required to, among other things, focus on the reasonableness of control processes for identifying and managing key business, financial and regulatory reporting risks. The audit committee is also mandated by its charter to discuss with management our company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including, as required by the NYSE, our risk assessment and risk management policies. The audit committee monitors our company's credit risk, liquidity risk, regulatory risk, operational risk and enterprise risk by regular reviews with management, external auditors and the firm that is responsible for our company's internal audit function.

        Compensation Committee.    The compensation committee assists the board in fulfilling its oversight responsibilities with respect to the evaluation and management of risks arising from our compensation policies and programs. As a result of its evaluation, the compensation committee has concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

        Nominating and Governance Committee.    The nominating and governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with corporate governance, including board structure, size, membership and succession planning for our directors and executive officers.

Director Nominations

        The nominating and governance committee will consider recommendations for directorships submitted by our stockholders. Stockholders who wish the nominating and governance committee to consider their recommendations for nominees for the position of director should submit their recommendations, in accordance with the procedures set forth in our bylaws, in writing to: Corporate Secretary, B&G Foods, Inc., Four Gatehall Drive, Parsippany, NJ 07054. In order to be considered for inclusion in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2015, the stockholder's notice must be received by our company not less than 120 days nor more than 150 days before the first anniversary of the date of this proxy statement.

        For nominations, such stockholder's notice shall set forth: (1) as to each person whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residential address of such person, (B) the principal occupation or employment of such person, (C) a statement of the particular experience, qualifications, attributes or skills of the proposed nominee, (D) the number of shares of stock of our company that are beneficially owned by such person, (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934, as amended and (F) the written consent of the nominee to be named in the proxy statement as a nominee and to serve as a director if elected and (2) as to the stockholder giving the notice, (A) the name, and business address and residential address, as they appear on our stock transfer books, of the nominating stockholder, (B) a representation that the nominating stockholder is a stockholder of record and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (C) the class and number of shares of stock of our company beneficially owned by the nominating stockholder and (D) a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominating stockholder.

        In its assessment of each potential candidate, the nominating and governance committee will review the nominee's professional ethics, integrity and values, judgment, experience, independence, commitment to representing the long-term interests of the stockholders, understanding of our company's industry or other related industries and such other factors the nominating and governance committee determines are pertinent in light of the current needs of the board of directors. The nominating and governance committee seeks to identify candidates representing diverse experience at policy-making levels in business, management, marketing, finance, human resources, communications and other areas that are relevant to our activities. The nominating and governance committee will also take into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to our company. After full consideration, the stockholder proponent will be notified of the decision of the nominating and governance committee.

        Nominees may also be recommended by directors, members of management, or, in some cases, by a third party firm. In identifying and considering candidates for nomination to the board, the nominating and governance committee considers, in addition to the requirements described above and set out in its charter, quality of experience, our needs and the range of knowledge, experience and diversity represented on the board. Each director candidate will be evaluated by the nominating and governance committee based on the same criteria and in the same manner, regardless of whether the candidate was recommended by a company stockholder or by others.

        The nominating and governance committee will conduct the appropriate and necessary inquiries with respect to the backgrounds and qualifications of all director nominees. The nominating and governance committee will also review the independence of each candidate and other qualifications of all director candidates, as well as consider questions of possible conflicts of interest between director nominees and our company. After the nominating and governance committee has completed its review of a nominee's qualifications and conducted the appropriate inquiries, the nominating and governance committee will make a determination whether to recommend the nominee for approval by the board of directors. If the nominating and governance committee decides to recommend the director nominee for nomination by the board of directors and such recommendation is accepted by the board, the form of our proxy solicitation will include the name of the director nominee.

Director Compensation

        Employee directors do not receive any separate compensation for their board activities. Each of our non-employee directors receives an annual fee payable in cash. In addition, to ensure that our non-employee directors have an ownership interest aligned with our stockholders, each non-employee director also receives an annual grant of shares of our common stock issued under our 2008 Omnibus Incentive Compensation Plan (which we refer to in this proxy statement as the 2008 Omnibus Plan). Members of our board committees receive an additional annual fee for each committee on which they serve. Each non-employee director also receives a cash fee for each board meeting and committee meeting attended in person or by telephone. Our directors are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or board committees.

        During the first quarter of 2013, the compensation committee recommended, and the full board approved, an increase in the annual board services fees for the non-executive chairman of the board from $60,000 to $70,000 and for each of the other non-executive directors from $45,000 to $55,000. During the first quarter of 2014, the compensation committee recommended, and the full board approved, an increase in the annual equity grant to non-employee directors from $70,000 to $80,000. In each case, the compensation committee made such recommendations after reviewing director compensation surveys. All other components of non-employee director compensation remain unchanged. A summary of our director compensation program is summarized in the table below:

Compensation Element	2014 Compensation (June 2014 - May 2015)
General Board Service—Cash
Annual Fee—Chair	$70,000
Annual Fee—Other Members	$55,000
Meeting Fee (in person)	$2,000
Meeting Fee (by telephone)	$1,000
General Board Service—Equity
Grant date fair value of shares of common stock granted annually	$80,000
Number of shares	Determined based on the closing stock price on the last business day of the calendar month of the annual meeting of stockholders. Shares issued on the first business day of the next month.
Vesting schedule	Immediate upon grant.
Committee Service—Cash

	Audit Committee	Compensation Committee	Nominating & Governance Committee
Annual Fee—Chair	$17,500	$10,000	$10,000
Annual Fee—Other Members	$7,500	$7,500	$7,500
Meeting Fee (in person)	$1,000	$1,000	$1,000
Meeting Fee (by telephone)	$500	$500	$500

        During fiscal 2013, our non-employee directors received the following compensation:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Stephen C. Sherrill	$79,500	$69,993	—	—	—	—	$149,493
Cynthia T. Jamison	$96,000	$69,993	—	—	—	—	$165,993
Charles F. Marcy	$85,000	$69,993	—	—	—	—	$154,993
Dennis M. Mullen.	$86,000	$69,993	—	—	—	—	$155,993
Cheryl M. Palmer	$84,500	$69,993	—	—	—	—	$154,493
Alfred Poe	$89,500	$69,993	—	—	—	—	$159,493

(1)
The "Stock Awards" column shows the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The following table shows, for each grant of common stock to the directors, the number of shares of common stock granted, the grant date and the fair value of the stock award computed in accordance with FASB ASC Topic 718:

Name	Grant Date	Number of Shares of Common Stock	Grant Date Fair Value
Stephen C. Sherrill	6/3/2013	2,432	$69,993
Cynthia T. Jamison	6/3/2013	2,432	$69,993
Charles F. Marcy	6/3/2013	2,432	$69,993
Dennis M. Mullen.	6/3/2013	2,432	$69,993
Cheryl M. Palmer	6/3/2013	2,432	$69,993
Alfred Poe	6/3/2013	2,432	$69,993

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Introduction

        Our company's bylaws provide for the annual election of directors. Upon the recommendation of our nominating and governance committee, our board of directors has nominated for re-election each of our current directors.

        At the annual meeting, the eight nominees for director are to be elected to hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Each of the nominees has consented to serve as a director if elected. If any of the nominees shall become unable or unwilling to stand for election as a director (an event not now anticipated by the board of directors), proxies will be voted for such substitute as designated by the board of directors.

Director Nominees

        The following sets forth certain biographical information about the nominees for election as directors, including a description of their business experience during at least the past five years and the specific experience, qualifications, attributes or skills that qualify them to serve as directors of B&G Foods and/or members of the board committees on which they serve. For further information, about how director nominees are selected, see "Corporate Governance—Director Nominations" above.

        Stephen C. Sherrill, 61, Chairman of the Board of Directors:    Stephen Sherrill has been a director since B&G Foods' formation in 1996 and has been Chairman since 2005. Mr. Sherrill is a founder and has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. (BRS) since its formation in 1995. BRS was the controlling stockholder of B&G Foods from its formation in 1996 until its initial public offering in 2004. Mr. Sherrill was an officer of Citicorp Venture Capital from 1983 until 1994. Prior to that, he was an associate at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Sherrill currently serves as a director of Airxcel Holdings, Inc., Royal Robbins, Inc. and Gamo Outdoor, SL, and has previously served as a director of, among others, Ruth's Chris Steak House, Inc., Remington Arms Company, Inc., Reliance Electric Company and Zatarain's Brands Inc.

        Mr. Sherrill has many years of experience as a private equity investor and has served on the boards of directors of many public and private companies. Mr. Sherrill's expertise regarding mergers and acquisitions and debt and equity financing allows him to provide invaluable guidance to our board of directors and executive management regarding these matters. This has been and continues to be very important to B&G Foods because we have implemented, and intend to continue to implement, our growth strategy in part through the acquisition of complementary brands. In addition, as a private equity investor, Mr. Sherrill has provided strategic guidance and business and financial oversight (including evaluation of senior management and their compensation) for many private and public companies.

        David L. Wenner, 64, President, Chief Executive Officer and Director:    David Wenner is our President and Chief Executive Officer, positions he has held since 1993, and has been a director since 1997. Mr. Wenner joined our company in 1989 as Assistant to the President and was directly responsible for Distribution and Bloch & Guggenheimer operations. In 1991, he was promoted to Vice President and assumed responsibility for all company manufacturing operations. Prior to joining our company, Mr. Wenner spent 13 years at Johnson & Johnson in supervision and management positions, responsible for manufacturing, maintenance and purchasing. Mr. Wenner is active in industry trade groups and has served as President of Pickle Packers International, and serves on the Chairman's Advisory Council of the Grocery Manufacturers Association.

        Having served as our President and Chief Executive Officer for 21 years, Mr. Wenner brings to our board an extraordinary understanding of our company's business, history and organization. Mr. Wenner's training as an engineer at the U.S. Naval Academy and prior experience in senior leadership positions overseeing manufacturing, maintenance and purchasing operations at B&G Foods and Johnson & Johnson, together with his day-to-day leadership and intimate knowledge of our business and operations, provide the board with invaluable insight into the operations of our company. Mr. Wenner, having teamed with Mr. Cantwell to successfully acquire and integrate over 30 separate brands into our company's operations since 1996, also provides our board strong insight and guidance regarding potential acquisitions and acquisition financing.

        Robert C. Cantwell, 57, Executive Vice President of Finance, Chief Financial Officer and Director:    Robert Cantwell is our Executive Vice President of Finance and Chief Financial Officer, and has been a director since 2005. Mr. Cantwell joined our company in 1983 as the Assistant Vice President of Finance. In that position, Mr. Cantwell had responsibility for all financial reporting and budgeting. Mr. Cantwell was promoted to his current position in 1991, assuming full responsibility for all financial matters, as well as management information systems, data processing, administration and corporate human resources. Prior to joining us, Mr. Cantwell spent four years at Deloitte & Touche LLP, where he received accreditation as a Certified Public Accountant.

        Like Mr. Wenner, Mr. Cantwell, who has been with B&G Foods for 31 years, brings to our board an extraordinary understanding of our company's business, history and organization. Mr. Cantwell also has extensive experience in accounting, finance, public company reporting, mergers and acquisitions, debt and equity financing, and operating successfully in a highly leveraged environment. Mr. Cantwell also has strong senior management and leadership experience.

        Cynthia T. Jamison, 54, Director:    Cynthia Jamison has been a director since 2004. Ms. Jamison served as chief financial officer of AquaSpy, Inc. (an Australian environmentally responsible irrigation company) from 2009 to 2012. Ms. Jamison was previously a partner with Tatum, LLC from 1999 to 2010. From 2005 to 2009 she internally managed the CFO Services practice at Tatum and was a member of the Operating Committee of the firm. In her other Tatum roles she has served as the chief financial officer or chief operating officer or both of several publicly and privately held companies. Prior to joining Tatum, she served as Chief Financial Officer of Chart House Enterprises, a publicly traded restaurant company and previously held various financial positions at Allied Domecq Retailing USA, Kraft General Foods and Arthur Andersen. Ms. Jamison currently serves on the board of directors at Tractor Supply Company, Inc. (NASDAQ), where she is chairman. She also serves on the Board of Directors of Office Depot, Inc. (NYSE), where she sits on the audit committee and corporate governance committee. Ms. Jamison previously served on the board of directors of Cellu Tissue Holdings, Inc. (NYSE), where she chaired the audit committee. She also previously held a board seat at Horizon Organic Holdings, Inc. (NASDAQ), where she sat on the company's audit committee and compensation committee, and Caribe Media, Inc. (a private company based in the Dominican Republic), where she served as chairman.

        Ms. Jamison has extensive experience in financial and accounting matters, including public company reporting, as well as corporate governance and public company executive compensation experience, having served as chief financial officer or on the board of directors of many public and private companies. Ms. Jamison also brings key senior management, leadership, financial and strategic planning, corporate governance and public company executive compensation experience to our board of directors.

        Charles F. Marcy, 63, Director:    Charles "Chuck" F. Marcy has been a director since October 2010. Since May 2013, Mr. Marcy has served as the chief executive officer of Turtle Mountain LLC, the owner of the So Delicious Dairy Free brand. Mr. Marcy is also currently a principal with Marcy & Partners, Inc., and provides strategic planning and acquisition consulting to companies with a consumer focus. Mr. Marcy served as President and Chief Executive Officer and a member of the Board of Directors of Healthy Food Holdings (HFH), a holding company for branded "better-for-you" foods from 2005 through April 2010. Under Mr. Marcy's guidance, HFH's portfolio included Breyers Yogurt,

YoCrunch Yogurt and Van's International Foods. Previously, Mr. Marcy served as President, Chief Executive Officer and a Director of Horizon Organic Holdings, then a publicly traded company listed on the NASDAQ with a leading market position in the organic food business in the United States and the United Kingdom, from 1999 to 2005. Mr. Marcy also previously served as President and Chief Executive officer of the Sealright Corporation, a manufacturer of dairy packaging and packaging systems, from 1995 to 1998. From 1993 to 1995, Mr. Marcy was President of the Golden Grain Company, a subsidiary of Quaker Oats Company and maker of the Near East brand of all-natural grain-based food products. From 1991 to 1993, Mr. Marcy was President of National Dairy Products Corp., the dairy division of Kraft General Foods. From 1974 to 1991, Mr. Marcy held various senior marketing and strategic planning roles with Sara Lee Corporation and General Foods.

        Mr. Marcy has many years of experience as a chief executive officer and senior executive officer in the food industry. Mr. Marcy brings key senior management, leadership, financial and strategic planning, corporate governance and public company executive compensation experience to our board of directors. Mr. Marcy also has a strong background in packaged foods marketing and has significant experience with organic foods.

        Dennis M. Mullen, 60, Director:    Dennis Mullen has been a director since 2006. Mr. Mullen is a founder and has been a partner with The Mullen Group, LLC since its formation in 2011. The Mullen Group provides strategic advice regarding economic development and government and community relations. Prior to that, Mr. Mullen served as Chairman, President and Chief Executive Officer of Empire State Development Corporation from June 2009 through February 2011, where he oversaw the statewide operations of New York State's primary economic development agency. During that time he also served as a Commissioner of New York State's Department of Economic Development. From September 2008 to June 2009, Mr. Mullen served as Upstate President of the Empire State Development Corporation, where he oversaw the upstate operations of the agency. From 2005 through August 2008, Mr. Mullen served as President and Chief Executive Officer of Greater Rochester Enterprise, an economic development company. Prior to that, Mr. Mullen was President and Chief Executive Officer of Birds Eye Foods, Inc., a leading manufacturer and marketer of frozen vegetables, and a major processor of other food products, from 1998 to 2005. Mr. Mullen also was a director of Birds Eye Foods from 1996 to 2005, serving as Chairman of the Board from 2002 to 2005. Prior to that, Mr. Mullen held various other leadership positions with Birds Eye Foods and related entities. Prior to employment with Birds Eye Foods, Mr. Mullen was President and Chief Executive Officer of Globe Products Company, Inc. Mr. Mullen currently serves on the board of directors of Foster Farms, a leading poultry producer in the Western United States. He formerly served on the board of directors of the Grocery Manufacturers Association.

        Mr. Mullen has many years of experience as a chief executive officer and senior executive officer in the food industry. Mr. Mullen brings key senior management, leadership, financial and strategic planning, corporate governance and public company executive compensation experience to our board of directors.

        Cheryl M. Palmer, 56, Director:    Cheryl Palmer has been a director since October 2010. Ms. Palmer is a founder and has been the President of Strawberry Hill Associates, LLC, a strategic consulting firm that advises mid-size companies through the development and revitalization of brands, since its formation in 2011. Prior to that, Ms. Palmer served as Corporate Vice President, Revenue & Product Development (Chief Revenue Officer) of Club Quarters, LLC, which operates full service hotels for member organizations in prime, downtown locations, from 2007 to 2011. Previously Ms. Palmer was Vice President, Northeast Zone, for The Gap, from 2005 to 2006. Prior to that Ms. Palmer served in executive leadership positions at The Great Atlantic & Pacific Tea Company (A&P), including as President of the Food Emporium, a specialty food retail division, from 2000 to 2005, and as Senior Vice President, Strategic Marketing of A&P from 1999 to 2000. Prior to joining A&P, Ms. Palmer served as Group Vice President and General Manager Portfolio Leadership for Allied Domecq

Spirits & Wines from 1997 to 1999. From 1985 to 1996, Ms. Palmer held various senior marketing and management positions at the Mott's North America and Schweppes USA divisions of Cadbury Beverages, Inc.

        Ms. Palmer has many years of experience as a senior executive officer in the food industry. Ms. Palmer brings key senior management, leadership, financial and strategic planning, corporate governance and executive compensation experience to our board of directors. Ms. Palmer also has a strong background in brand marketing. Ms. Palmer's retail food industry experience brings a fresh perspective to the board.

        Alfred Poe, 65, Director:    Alfred Poe has been a director since 1997. He is currently the Chief Executive Officer of AJA Restaurant Corp., serving as such since 1999. He was the Chief Executive Officer of Superior Nutrition Corporation, a provider of nutrition products, from 1997 to 2002. He was Chairman of the Board and Chief Executive Officer of MenuDirect Corporation, a provider of specialty meals for people on restricted diets, from 1997 to 1999. Mr. Poe was a Corporate Vice President of Campbell's Soup Company from 1991 through 1996. From 1993 through 1996, he was the President of Campbell's Meal Enhancement Group. From 1982 to 1991, Mr. Poe held various positions, including Vice President, Brands Director and Commercial Director with Mars, Inc. Mr. Poe previously served on the board of directors of Centerplate, Inc. (AMEX) and State Street Bank (NYSE).

        Mr. Poe has many years of experience as a chief executive officer and senior executive officer in the packaged foods and food service industries. He has also served on the boards of directors of other public companies. In addition to bringing industry experience, Mr. Poe brings key senior management, leadership, financial and strategic planning, corporate governance and public company executive compensation experience to our board of directors.

Required Vote

        To be elected, each nominee for director must receive the affirmative vote of a majority of the votes cast with respect to such nominee by the holders of the shares of common stock voting in person or by proxy at the annual meeting.

        In February 2013, we amended our bylaws to change the vote standard in uncontested elections of directors from a plurality of the votes cast to a majority of the votes cast. A majority of the votes cast means that the number of votes cast "for" a nominee for director must exceed the number of votes cast "against" that nominee. In contested elections of directors the vote standard will remain a plurality of the votes cast. A contested election is an election in which the number of nominees for director exceeds the number of directors to be elected.

        If a director is not elected, the director is required to promptly tender his or her resignation to our board of directors. Our nominating and governance committee will make a recommendation to the board of directors on whether to accept or reject the resignation, or whether other action should be taken. The board of directors will act on the resignation taking into account the recommendation of the nominating and governance committee and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the decisions of the nominating and governance committee or the board of directors that concern such resignation.

Recommendation of the Board of Directors

        The board of directors recommends that the stockholders vote "FOR" each of the board of directors' nominees set forth in Proposal No. 1.

OUR MANAGEMENT

Executive Officers and Directors

        Our executive officers and directors, their positions and their ages as of April 1, 2014, are as set forth in the table below. Each of our directors holds office until the next annual meeting of our stockholders or until his successor has been elected and qualified. Our executive officers serve at the discretion of the board of directors.

Name	Age	Position
Stephen C. Sherrill	61	Chairman of the Board of Directors
David L. Wenner	64	President, Chief Executive Officer and Director
Robert C. Cantwell	57	Executive Vice President of Finance, Chief Financial Officer and Director
William F. Herbes	59	Executive Vice President of Operations
Scott E. Lerner	41	Executive Vice President, General Counsel, Secretary and Chief Compliance Officer
Vanessa E. Maskal	57	Executive Vice President of Sales and Marketing
Michael A. Sands	49	Executive Vice President of Snacks
William H. Wright	69	Executive Vice President of Quality Assurance and Research & Development
Cynthia T. Jamison	54	Director
Charles F. Marcy	63	Director
Dennis M. Mullen	60	Director
Cheryl M. Palmer	56	Director
Alfred Poe	65	Director

        For a description of the business experience of Messrs. Sherrill, Wenner, Cantwell, Marcy, Mullen and Poe and Mss. Jamison and Palmer, see "Proposal No. 1—Election of Directors."

        William F. Herbes, Executive Vice President of Operations.    Bill Herbes is Executive Vice President of Operations, a position he has held since 2009. Mr. Herbes is responsible for our operations department, including all manufacturing, distribution, supply chain, purchasing and planning functions. Prior to joining B&G Foods, Mr. Herbes gained 24 years experience in operations and supply chain management at Warner Lambert and its successor companies, Pfizer and Cadbury Schweppes. Most recently, Mr. Herbes served as Senior Vice President, Global Supply Chain at Cadbury Schweppes and also worked with leading consumer packaged goods companies as an independent consultant.

        Scott E. Lerner, Executive Vice President, General Counsel, Secretary and Chief Compliance Officer.    Scott Lerner is Executive Vice President, General Counsel, Secretary and Chief Compliance Officer. Mr. Lerner joined our company in 2005 as Vice President, General Counsel and Secretary. In 2006, Mr. Lerner was promoted to Executive Vice President and in 2009 he was given the added responsibility of being our Chief Compliance Officer, a then newly created position. From 1997 to 2005, Mr. Lerner was an associate in the corporate & securities and mergers & acquisitions practice groups at the international law firm Dechert LLP.

        Vanessa E. Maskal, Executive Vice President of Sales and Marketing.    Vanessa Maskal is Executive Vice President of Sales and Marketing. Ms. Maskal first joined B&G Foods in 1999 as Senior Brand Manager and after a brief hiatus returned to the company in 2003 as Director of Direct Store Delivery Sales. Ms. Maskal was promoted to Executive Vice President of Sales in November 2006. Ms. Maskal assumed responsibility for marketing in October 2008. Prior to joining B&G Foods, Ms. Maskal held senior positions at IBC Inc., Drake Bakeries and Whatman Inc.

        Michael A. Sands, Executive Vice President of Snacks.    Michael Sands is Executive Vice President of Snacks. Mr. Sands joined our company as a Vice President in October 2013 following our acquisition of Rickland Orchards, which Mr. Sands co-founded, and was promoted to his current position in March 2014. In addition to co-founding Rickland Orchards and serving as its chief operating officer, Mr. Sands previously served as the president and chief executive officer of the Balance Bar Company, the chief marketing and operations officer of the Snapple Beverage Group, and the chief marketing officer and director of international sales of Ben & Jerry's. Mr. Sands also was the co-founder and chief executive officer of LesserEvil Brand Snacks.

        William H. Wright, Executive Vice President of Quality Assurance and Research & Development.    William Wright is Executive Vice President of Quality Assurance and Research & Development, a position he has held since February 2010. Mr. Wright joined B&G Foods in 1998 as Vice President of Quality Assurance and Research & Development and also assumed responsibility for Consumer Affairs. Prior to joining B&G Foods, Mr. Wright accumulated 30 years of supervision and management experience in maintenance, manufacturing and operations at Johnson & Johnson and as a plant manager at First Quality Products.

COMPENSATION DISCUSSION AND ANALYSIS

        The following Compensation Discussion and Analysis contains statements regarding historical and future company performance targets or goals. We have disclosed these targets or goals in the limited context of B&G Foods' compensation programs and they should not be understood to be statements of management's expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

 Introduction

        In the paragraphs that follow, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Following this section you will find a series of tables containing specific information about the compensation earned or paid in fiscal 2013 to our chief executive officer, chief financial officer, and our next three most highly compensated executive officers. Throughout this proxy statement we refer to these individuals as our "named executive officers." The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Executive Summary

        The primary objective of our executive compensation program is to provide compensation designed to:

  •
  attract, motivate and retain executive officers of outstanding ability and potential;

  •
  reinforce the execution of our business strategy and the achievement of our business objectives; and

  •
  align the interests of our executive officers with the interests of our stockholders, with the ultimate objective of improving stockholder value.

        The compensation committee aims to provide incentives for superior performance in a given year and over a sustained period by paying fair, reasonable and competitive compensation, and by basing a significant portion of our target compensation package upon achieving that performance (i.e., "pay for performance").

        We also aim for simplicity in our compensation program so that it is easy for our employees and our stockholders to understand the various components of our compensation program and the incentives designed to drive company performance. The three primary components of our executive compensation program are base salary, annual cash bonus and equity-based performance share long-term incentive awards.

        We believe that the compensation program has been instrumental in helping the company achieve strong financial performance and shareholder value in 2013 as evidenced by the following:

  •
  Net sales increased to $725.0 million, an increase of 14.4% over prior year;

  •
  Adjusted net income increased to $76.3 million, an increase of 14.3% over prior year;

  •
  Adjusted diluted earnings per share increased to $1.43, an increase of 5.9% over prior year;

  •
  Adjusted EBITDA(1) increased to $184.0 million, an increase of 8.9% over prior year;

  •
  Our market capitalization increased to $1.8 billion at year end, an increase of 25.0% over prior year;

  •
  Total stockholder return (assuming reinvestment of dividends) over the prior 1-, 2- and 3-year periods was 27.6%, 52.3% and 178.9% respectively; and

  •
  We were able to announce two quarterly dividend increases during fiscal 2013, which collectively increased the dividend from $0.29 per share to $0.33 per share, a 13.8% increase. During the first quarter of 2014, the dividend has subsequently been increased to $0.34 per share.

Results of 2013's "Say on Pay" Vote

        At B&G Foods' annual meeting of stockholders held on May 16, 2013, the stockholders approved, on an advisory basis, the compensation of our named executive officers as disclosed in our 2013 proxy statement by greater than 92% of the votes cast. The current compensation program and policies do not deviate in any material way from those approved at last year's annual meeting of the stockholders.

Role of the Compensation Committee

        The compensation committee of our board of directors is responsible for setting and administering the policies that govern salary, annual bonus, long-term incentive programs and other compensation and benefits for our executive officers. The compensation committee oversees various executive and employee compensation plans and programs, and it has responsibility for continually monitoring these plans and programs to ensure that they adhere to our company's compensation philosophy and objectives. Our compensation committee determines the appropriate compensation levels of executives, evaluates officer and director compensation plans, policies and programs, and reviews benefit plans for officers and employees. Our compensation committee ensures that the total compensation paid to our named executive officers is fair, reasonable and competitive, and that a significant portion of the total compensation is tied to our company's annual and long-term performance.

        The compensation committee's charter reflects the above-mentioned responsibilities, and the compensation committee and the board of directors periodically review and revise the charter. The compensation committee currently consists of three directors, each of whom was determined by our company's board of directors to be "independent" as defined by the listing standards of the New York Stock Exchange. No member of the compensation committee is a current or former officer or

(1)
Adjusted EBITDA is a "non-GAAP (Generally Accepted Accounting Principles) financial measure." Please see the discussion within the footnotes to Item 6, "Selected Financial Data" in our Annual Report on Form 10-K filed with the SEC on February 26, 2014 for a more detailed discussion of adjusted EBTIDA and a reconciliation of adjusted EBITDA with the most directly comparable GAAP measure for fiscal 2013, along with the components of adjusted EBITDA.

employee of our company. Mr. Poe, the chairman of our compensation committee, reports on compensation committee actions and recommendations at each board meeting.

        The compensation committee has the authority to engage the services of outside advisers, experts and others to assist the compensation committee, and believes that it is important to do so from time to time. See "Peer Group Surveys" below.

Role of our Chief Executive Officer in Compensation Decisions

        Regarding most compensation matters, including executive compensation and our annual and long-term incentive plans, our chief executive officer provides recommendations to the compensation committee; however, the compensation committee does not delegate any of its functions to others in setting compensation for our named executive officers and directors.

        The compensation committee makes all compensation decisions for the named executive officers. The compensation committee annually evaluates the performance of, and determines the compensation of, our chief executive officer based upon a combination of the achievement of corporate goals and individual performance. The compensation committee bases its evaluation in large part upon the annual evaluation of our chief executive officer performed by our nominating and governance committee, which is the committee that has primary responsibility for evaluating the performance of our chief executive officer. As part of its performance review process, the nominating and governance committee solicits the input of the full board of directors. Our chief executive officer annually reviews the performance of the other executive officers. The conclusions reached by our chief executive officer and recommendations based on these reviews, including with respect to salary adjustments and incentive plan award amounts for the other executive officers, are presented to the compensation committee. The compensation committee then exercises its discretion in modifying any recommended adjustments or awards. The chief executive officer does not participate in the decision making regarding his own compensation and is not present when his compensation is discussed. Our compensation committee reports the compensation decisions it has made with respect to our chief executive officer and each of the other named executive officers to the board of directors.

Peer Group Surveys

        Our compensation committee does not use surveys of compensation paid to similar executives in order to determine annual and long-term compensation for our named executive officers. However, in light of the compensation objectives described above, the compensation committee does from time to time review peer group surveys as an independent measure to ensure that the compensation being set is fair, reasonable and competitive.

        During fiscal 2013, the compensation committee engaged Meridian Compensation Partners, an independent executive compensation consulting firm, to prepare a peer group compensation survey based upon publicly available information prior to setting fiscal 2014 compensation for our executive officers. Meridian's services to B&G Foods are limited to advising the compensation committee with respect to executive officer and non-employee director compensation. The compensation committee reviews and evaluates the independence of its consultant each year and has the final authority to hire and terminate the consultant. In considering Meridian's independence, the compensation committee reviewed numerous factors relating to Meridian and the individuals actually providing services to B&G Foods, including those required by the SEC and the NYSE. Based on a review of these factors, the compensation committee has determined that Meridian is independent and that Meridian's engagement presents no conflicts of interest.

        The peer group included the companies listed below. The compensation committee did not review a peer group survey prior to setting fiscal 2013 compensation.

Boulder Brands, Inc.	McCormick & Co., Inc.
Darling International, Inc.	Pinnacle Foods Inc.
Farmer Brothers Co.	Post Holdings Inc.
Flowers Foods, Inc.	John B. Sanfilippo & Son, Inc.
Green Mountain Coffee Roasters, Inc.	Snyder's-Lance, Inc.
Hain Celestial Group, Inc.	Treehouse Foods, Inc.
Lancaster Colony Corp.	WhiteWave Foods Company

Components of Executive Compensation

        Consistent with its pay for performance philosophy, the compensation committee believes that it is important to place a greater percentage of executives' and senior managers' compensation at risk than that of non-executives and non-senior managers by tying executives' and senior managers' compensation directly to the performance of B&G Foods. Accordingly, as set forth in the charts below a significant portion of executive compensation consists of annual bonuses and long-term incentives linked to the performance of the company.

Base Salaries

        We have entered into employment agreements with all of our named executive officers. The current base salaries for our named executive officers are set forth below in the footnotes to the summary compensation table. For each of these executive officers, including our chief executive officer, the executive officer's base salary is subject to annual increase at the discretion of the compensation committee. Adjustments to base salary are based upon the executive officer's past performance, expected future contributions, and scope and nature of responsibilities, including changes in responsibilities. As discussed above, the compensation committee also from time to time reviews peer group surveys as an independent measure to ensure that any adjustments are fair, reasonable and competitive.

Performance-Based Awards

        In order to align the interests of our stockholders with our compensation plans, we tie significant portions of our named executive officers' compensation to our annual and long-term financial and operating performance. Our performance-based awards are comprised of an annual incentive cash award and long-term incentive equity awards. The compensation committee's philosophy is that if our performance exceeds our internal targets and budgets, named executive officers can expect the level of their compensation to reflect that achievement. On the other hand, if our financial performance falls below these expectations, our approach is that named executive officers can expect their compensation to be adversely affected.

        Our incentive award programs each use one of the two performance measures listed below:

  •
  Adjusted EBITDA.  Historically, the compensation committee has chosen adjusted EBITDA (which we define as net income before net interest expense, income taxes, depreciation and amortization, and loss on extinguishment of debt (EBITDA), as adjusted for certain other items, including acquisition-related transaction costs) as the target performance objective for the payment of awards under our annual bonus plan.

    The compensation committee has selected adjusted EBITDA as the relevant company goal because the compensation committee believes that adjusted EBITDA growth most closely reflects operating performance and is consistent with the overall goals and long-term strategic direction that the board of directors has set for our company. Further, adjusted EBITDA growth is closely related to or reflective of our company's financial and operational improvements, ability to generate cash flow from operations, growth and return to stockholders. We believe that adjusted EBITDA is helpful in assessing the overall performance of our business, and is helpful in highlighting trends in our overall business because the items excluded in calculating adjusted EBITDA have little or no bearing on our day-to-day operating performance. Adjusted EBITDA is an important non-GAAP valuation tool that potential investors use to measure our profitability against other companies in our industry.

  •
  Excess Cash.  Our compensation committee has chosen "excess cash" as the measure for determining performance share long-term incentive awards under the 2008 Omnibus Plan. Excess cash is calculated as adjusted EBITDA before taking into account accruals for any long-term equity incentive awards and other stock-based compensation, minus the sum of cash interest payments, cash income tax payments, capital expenditures, dividends paid and payments for tax withholding on behalf of employees for net share withholding. Excess cash as we define it for purposes of our incentive awards differs from the definition of the term in our financing agreements because, as used for purposes of our incentive awards, excess cash is reduced by the amount of dividends we pay but excludes the impact of certain debt repayments. We believe that excess cash is an important measure in analyzing our liquidity, including our ability to continue returning an above-average dividend to our stockholders, and our ability to execute on strategic opportunities and deliver stockholder value. Further, the compensation committee believes that excess cash performance targets encourage management to actively pursue acquisitions that are meaningfully accretive to our cash flows.

    The compensation committee defines "dividends paid" in a manner to effectively eliminate any positive or negative effect of any increases or decreases in the dividend rate from the dividend rate in effect at the time the excess cash performance goal is set. The compensation committee believes that the achievement of the excess cash performance goals should not be made harder for management to achieve in the event the board of directors decides to increase the current dividend rate and likewise should not be made easier for management to achieve in the event the board of directors decides to reduce the current dividend rate.

        Adjusted EBITDA and excess cash targets for a given year are determined by the compensation committee based upon recommendations from and discussions with management, a review of current economic conditions and recent acquisition activity. Factors used by the compensation committee in setting adjusted EBITDA and excess cash targets include, among others, the following:

  •
  reasonable growth expectations taking into account a variety of circumstances faced by our company;

  •
  market conditions, including the related impact on cost and our ability to offset any cost increases with pricing increases or other cost savings measures; and

  •
  prior fiscal year adjusted EBITDA and excess cash.

        Neither adjusted EBITDA nor excess cash is a term defined under U.S. generally accepted accounting principles (GAAP).

        After the compensation committee reviews the final full year financial results of our company, the compensation committee approves performance based awards for completed performance periods. Performance based awards are generally paid in cash or stock, as applicable, in February.

Annual Bonus Plan

        The compensation committee believes that a portion of an executive officer's compensation should be tied to the achievement of the company's performance goals in the form of an annual non-equity incentive cash bonus, in order to reward performance and overall company success. B&G Foods' annual bonus plan provides for annual cash incentive awards to be made to our executive officers and senior managers upon our company's attainment of pre-set adjusted EBITDA objectives. However, no annual bonuses are paid unless excess cash for the fiscal year is positive. Adjusted EBITDA targets under the annual bonus plan may be reset periodically within a fiscal year by the compensation committee to take into account acquisitions and other unplanned events. Executives generally must be employed on the last day of a plan year to receive an annual bonus award, however, the compensation committee, at its discretion, may prorate awards in the event of certain circumstances such as the executive's promotion, demotion, death or retirement.

        The amount of the annual award to each executive is based upon a percentage of the executive's or senior manager's annualized base salary, with such percentage varying depending upon the level of adjusted EBITDA as compared to threshold, target and maximum adjusted EBITDA performance objectives as set forth in the table below. Beginning with the 2012 annual bonus plan, the compensation committee significantly increased the level of difficulty to achieve the threshold, target and maximum performance objectives. In recognition of the increased performance expectations, the committee also increased the target bonus award from 50% of a full bonus to 85% of a full bonus. The maximum bonus award as a percentage of salary has not been increased.

	Annual Bonus Award as a Percentage of Base Salary
Name	Threshold (No Bonus)	Target (85% Bonus)	Maximum (Full Bonus)
David L. Wenner	0%	85%	100%
Robert C. Cantwell	0%	60%	70%
Scott E. Lerner	0%	60%	70%
Vanessa E. Maskal	0%	60%	70%
William F. Herbes	0%	60%	70%

        The fiscal 2013 adjusted EBITDA threshold, target and maximum performance objectives were $173.5 million, $178.9 million and $184.3 million. Our company's fiscal 2013 adjusted EBITDA of $184.0 million was just slightly less than the maximum adjusted EBITDA objective. Therefore, as reflected in the non-equity incentive plan compensation column in the summary compensation table below, the named executive officers received 99.25% of full bonus awards under the annual bonus plan for fiscal 2013.

Long-Term Incentive Compensation

        Our long-term incentive compensation program is designed to promote a balanced focus on driving performance, retaining talent and aligning the interests of our executives with those of our other stockholders. The 2008 Omnibus Plan authorizes the grant of performance share awards, restricted stock, options, stock appreciation rights, deferred stock, stock units and cash-based awards to employees, non-employee directors and consultants. Subject to adjustment as provided in the plan, the total number of shares of common stock available for awards under the plan is 4,500,000. As of the date of this proxy statement, 1,796,345 shares of common stock have been issued under the plan and 2,703,655 shares remain available for issuance.

        Performance Share Awards.    Beginning in 2008, our compensation committee has made annual grants of performance share long-term incentive awards (LTIAs) to our named executive officers and certain other members of senior management. The LTIAs entitle the participants to earn shares of common stock upon the attainment of certain performance goals over the applicable performance period. The LTIAs currently have three-year cumulative performance periods.

        The awards are settled in shares of common stock based upon our performance over the applicable performance period. The performance metric for the LTIAs is "excess cash" (as defined above). The LTIAs each have a threshold, target and maximum payout. If our performance meets or exceeds the performance threshold, then a varying amount of shares from the threshold amount (50% of the target number of shares) up to the maximum amount (300% of the target number of shares) may be earned. No shares are earned if the performance threshold is not met. Beginning with the 2012 to 2014 LTIAs granted in February 2012, the compensation committee reduced the maximum number of shares that may be earned from 300% of the target number of shares to 200% of the target number of shares.

        The compensation committee believes that the performance share LTIAs align the interests of our named executive officers with the interests of our stockholders because the number of shares earned is tied to the achievement of the company's long-term financial goals. In addition, the potential value of those shares if and when issued at the end of the performance period will depend on the price of our common stock at the end of the performance period.

        The number of shares that may be earned by each executive officer and senior manager is based upon a percentage of his or her base salary. For each of our named executive officers, the grant date fair market value of the number of shares that may be earned upon satisfaction of the threshold, target and maximum performance objectives are equal to the following percentages of annualized base salary:

	2011 to 2013 and Prior Performance Share LTIAs as a Percentage of Base Salary Based upon Grant Date Fair Market Value			2012 to 2014 and Later Performance Share LTIAs as a Percentage of Base Salary Based upon Grant Date Fair Market Value
Name	Threshold	Target	Maximum	Threshold	Target	Maximum
David L. Wenner	50%	100%	300%	50%	100%	200%
Robert C. Cantwell	37.5%	75%	225%	37.5%	75%	150%
Scott E. Lerner	25%	50%	150%	25%	50%	100%
Vanessa E. Maskal	25%	50%	150%	25%	50%	100%
William F. Herbes	25%	50%	150%	25%	50%	100%

        Because the number of shares that may be earned by each participant from threshold to maximum is determined at the beginning of the performance period based upon the price of our common stock at the date of grant of the performance share LTIA, the value of the award at the end of the performance period will depend not only upon the level at which the performance goals have been achieved but will also depend on the price of our common stock at the end of the performance period when the shares of common stock are actually issued to the participants.

        For example, for any given three-year LTIA performance period, it is intended that our chief executive officer will receive an award at the end of the applicable three-year performance period with a value equal to 100% of his or her base salary at of the beginning of the performance period if we meet our target excess cash objective for the three-year performance period. However, if over the three-year performance period we meet the performance objective at the target level but our stock price decreases by 50% over that three-year period, the value of the award decreases by 50% as compared to the grant date value. Likewise, if over that three-year performance period we meet the performance objective at the target level but our stock price increases by 50% over that three-year period, the value of the award increases by 50% as compared to the grant date value.

        Performance Objectives for the Performance Period Ending in Fiscal 2013.    Fiscal 2013 was the third and final year of the 2011 to 2013 LTIA performance period. As reflected in the table below actual cumulative excess cash (as defined above) for fiscal 2011 to 2013 exceeded the maximum performance objective. As a result, shares of common stock were earned at the maximum level and were issued to all eligible plan participants, including the named executive officers, in February 2014. A summary of the shares of common stock awarded to the named executive officers, the value realized on vesting of those awards, the number of shares withheld to cover withholding taxes and the net number of shares received can be found in the "Option Exercises and Stock Vested for Fiscal 2013" table on page 32.

		Excess Cash Objective
	Performance Period				Actual Excess Cash
		Threshold	Target	Maximum
2011 to 2013 LTIAs	Fiscal 2011 to 2013	$67,901,400	$75,446,000	$100,000,000	$167,350,000

        Performance Objectives for Performance Periods Ending after Fiscal 2013.    The compensation committee established the following objectives for LTIAs covering performance periods ending after fiscal 2013:

		Cumulative Excess Cash Objective
	Performance Period	Threshold	Target	Maximum
2012 to 2014 LTIAs	Fiscal 2012 to 2014	$116,672,400	$129,636,000	$168,526,800
2013 to 2015 LTIAs	Fiscal 2013 to 2015	$124,079,400	$137,866,000	$182,866,000
2014 to 2016 LTIAs	Fiscal 2014 to 2016	$127,908,000	$142,120,000	$184,770,000

        Shares of common stock in respect of the 2012 to 2014 LTIAs, 2013 to 2015 LTIAs and 2014 to 2016 LTIAs will be issued in February 2015, 2016 and 2017, respectively, in each case subject to the performance goals for the applicable performance period being certified by our compensation committee as having been achieved.

        In general, participants must remain an employee of B&G Foods until the end of the applicable performance period in order to be entitled to any payment pursuant to LTIAs, except that in the case of separation from service due to termination without cause, retirement at age 62 or older, or death or disability, then after the performance period, the participant (or in the event of death, his or her estate) will be entitled to a pro rata portion of the number of performance shares, if any, the participant would have received had the participant remained employed until the end of the performance period. The pro rata portion will be based on the number of full months in the performance period during which the participant was employed as compared to the total number of months in the performance period. Also, in the case of a change of control (as defined in the 2008 Omnibus Plan) during a performance period, LTIAs will terminate. However, upon the change in control, participants will be entitled to receive a pro rata portion of the shares of common stock with respect to the target number of performance shares covered by the LTIAs without regard to the extent to which the performance conditions have been satisfied. The pro rata portion will be based upon the number of full months in the applicable performance period preceding the change in control as compared to the number of months in the performance period.

Other Compensation and Benefits

        Benefits offered to executive officers serve a different purpose than do the other elements of total compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with our company. Benefits offered to executive officers are the same as those offered to the general employee population, except for the automobile allowance provided to the executive officers.

        Executive officers are entitled to participate in the company's defined benefit pension plan. In addition, under the company's 401(k) plan, B&G Foods makes a 50% matching contribution with respect to each participant's elective contributions, up to six percent of such participant's compensation (provided that for fiscal 2013, matching contributions were based only on the first $255,000 of such participant's compensation). Matching contributions become fully vested after five years of employment with the company.

Executive Severance and Change in Control Severance Benefits

        For a discussion of executive severance and change in control severance benefits, our rationale for offering those benefits and the triggers for payments, see "Management Employment Agreements—Severance Benefits" below.

Chief Executive Officer Compensation

        The compensation committee remains responsible for reviewing and approving the corporate goals and objectives relevant to our chief executive officer's compensation and evaluating our chief executive officer's performance in light of those goals and objectives. Mr. Wenner has served as our President and Chief Executive Officer since March 1993. Mr. Wenner's compensation during fiscal 2013 was based upon his employment agreement and the other factors set forth above under "Components of Executive Compensation."

Accounting and Tax Considerations

        Financial reporting and income tax consequences to our company of individual compensation elements are important considerations for our compensation committee when it is analyzing the overall level of compensation and the mix of compensation. Overall, the compensation committee seeks to balance its objective of ensuring a fair, reasonable and competitive compensation package for our named executive officers with the need to ensure the deductibility of compensation—while ensuring an appropriate and transparent impact on reported earnings and other closely followed financial measures.

        Section 162(m) of the Internal Revenue Code of 1986, as amended limits the deduction that may be claimed by a public company for compensation paid to certain executive officers to $1 million except to the extent that any excess compensation is "performance-based compensation," as defined by the Code. To the extent that it is practicable and consistent with our company's executive compensation philosophy, the compensation committee intends to design our executive compensation policy to maximize the deductibility of such compensation under Section 162(m). However, if compliance with Section 162(m) conflicts with the compensation philosophy, is determined not to be in the best interest of our stockholders or the amount of the loss of deductibility is deemed to be not material, the compensation committee will abide by its compensation philosophy even if it results in a loss of deductibility. Through fiscal 2013, Section 162(m) has not materially affected our tax deductions, and the compensation committee believes that, at the present time, it is unlikely that compensation paid to any of our executive officers in a taxable year that is subject to the deduction limit will exceed $1 million to an extent that would materially affect our tax deductions.

Executive Compensation Clawback Policy

        B&G Foods does not currently have an executive compensation clawback policy. However, the compensation committee plans to adopt a clawback policy after the SEC issues final rules implementing the clawback provisions set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act. As of the date of this proxy statement, the SEC has not yet made a preliminary or final rule proposal.

Stock Ownership Guidelines

        In February 2012, our board of directors adopted stock ownership guidelines for our non-employee directors to further align the interests of our non-employee directors with the interests of our stockholders. Each non-employee director is required to own our common stock in an amount equal to three times his or her annual cash retainer. Non-employee directors are required to achieve the relevant ownership threshold within five years after first becoming subject to the guidelines. If there is a significant decline in our stock price that causes a non-employee director's holdings to fall below the applicable threshold, the director will not be required to purchase additional shares to meet the threshold, but such director may not sell or transfer any shares until the threshold has again been achieved. Our nominating and governance committee plans to review these guidelines on an annual basis.

        Although, our company does not currently have stock ownership guidelines for our executive officers, we encourage all of our executive officers to hold a significant amount of company stock and promote this goal through our long-term incentive awards. At this time, given the significant amount of company stock held by our executive officers and the nature of our long-term incentive awards, which increase or decrease in value during each performance period as our stock price increases or decreases, we believe that the interests of our executives are properly aligned with those of our other stockholders. If over time this situation changes, our board of directors will reevaluate the need for stock ownership guidelines. The table below illustrates the significant stock ownership of our named executive officers.

Name	Ratio of Stock Ownership to Base Salary(1)
David L. Wenner	30.7
Robert C. Cantwell	11.7
William F. Herbes	4.0
Scott E. Lerner	6.1
Vanessa E. Maskal	7.9

(1)
As of March 25, 2014.

Anti-Hedging Policy

        To prevent speculation or hedging, our insider trading policy prohibits our named executive officers (and our directors and all other employees) from engaging in short sales of our company's stock. Company policy also prohibits our directors, executive officers and certain other employees from purchasing or selling any financial instrument that is designed to hedge or offset any decrease in the market value of our company's stock, including prepaid variable forward contracts, equity swaps, collars and other derivative securities that are directly linked to our company's stock. All other employees are discouraged from entering into hedging transactions related to company stock. In addition, our insider trading policy prohibits all directors, executive officers and all other employees from purchasing company securities on margin, holding company securities in a margin account or pledging company securities.

Compensation Committee Interlocks and Insider Participation

        No member of the compensation committee is now, or was during fiscal 2013 or at any time prior thereto, an officer or employee of our company or any of our subsidiaries. In addition, no member of the compensation committee had any relationship with the company that would require disclosure under the applicable rules of the SEC pertaining to the disclosure of transactions with related persons. None of the executive officers of our company currently serves or has served in the past on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on our board of directors or compensation committee.

 REPORT OF THE COMPENSATION COMMITTEE

        The compensation committee of the board of directors of B&G Foods has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by referenced into the company's Annual Report on Form 10-K for fiscal 2013. This report is provided by the following independent directors, who comprise the committee.

Compensation Committee Alfred Poe, Chairperson Cynthia T. Jamison Charles F. Marcy

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth certain information with respect to annual and long-term compensation for services in all capacities for fiscal 2013, 2012 and 2011 paid to our named executive officers.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
David L. Wenner	2013	$550,000	$489,964	$545,875	$—	$17,650	$1,603,489
President and Chief Executive	2012	531,000	458,423	477,900	64,597	17,500	1,549,420
Officer	2011	513,000	424,080	513,000	148,243	17,350	1,615,673
Robert C. Cantwell	2013	$390,000	$260,570	$270,953	$—	$17,650	$939,173
Executive Vice President of Finance	2012	377,000	244,100	237,510	114,183	17,500	990,293
and Chief Financial Officer	2011	366,000	226,918	256,200	173,696	17,350	1,040,164
Scott E. Lerner	2013	$306,000	$136,286	$212,594	$—	$17,650	$672,530
Executive Vice President,	2012	296,000	127,756	186,480	32,729	17,332	660,297
General Counsel, Secretary	2011	286,000	118,212	200,200	38,716	17,350	660,478
and Chief Compliance Officer
Vanessa E. Maskal	2013	$296,500	$132,050	$205,993	$6,607	$17,650	$658,800
Executive Vice President of	2012	288,000	124,318	181,440	66,866	17,500	678,124
Sales and Marketing	2011	278,000	114,902	194,600	96,671	17,350	701,523
William F. Herbes	2013	$291,500	$129,819	$202,520	$21,861	$17,650	$663,350
Executive Vice President of	2012	282,000	121,715	177,660	38,204	17,500	637,079
Operations	2011	273,000	112,829	191,100	35,693	17,350	629,972

(1)
The current base salary as of the date of this proxy statement for each named executive officer who currently serves as an executive officer is as follows: Mr. Wenner, $675,000; Mr. Cantwell, $475,000; Mr. Lerner, $400,000; Ms. Maskal, $350,000; and Mr. Herbes, $340,000.

(2)
Except as noted below in footnote (3), the "stock awards" column sets forth, for a given year, the aggregate grant date fair value of performance share LTIAs granted in that year reduced by the present value of expected dividends using the risk-free interest-rate (as the award holders are not entitled to dividends or dividend equivalents during the vesting period) computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718 based upon the probable outcome (as of the grant date) of the applicable performance conditions. The amounts reported in the "stock awards" column are generally consistent with the estimate of aggregate compensation expense expected to be recognized by B&G Foods for the named executive officers over the performance period determined as of the grant date under FASB Topic 718, excluding the effect of forfeitures. A discussion of the assumptions used in calculating the grant date fair value and estimate of aggregate compensation expense is set forth in Note 13 of the notes to our consolidated financial statements in our 2013 annual report.

Assuming that maximum performance goals were met, the value of the awards at date of grant, or in certain cases, deemed date of grant (calculated in accordance with FASB ASC Topic 718 as set forth above), would have been as follows: 2011—Mr. Wenner, $1,272,240; Mr. Cantwell, $680,754; Mr. Lerner, $354,637 Ms. Maskal $344,706 and Mr. Herbes, $338,487; 2012—Mr. Wenner, $916,846; Mr. Cantwell, $488,201; Mr. Lerner, $255,511; Ms. Maskal $248,636 and Mr. Herbes, $243,429; and 2013—Mr. Wenner, $979,928; Mr. Cantwell, $521,141; Mr. Lerner, $272,572; Ms. Maskal $264,100 and Mr. Herbes, $259,639. For 2011, includes the 2011 to 2013 LTIAs. For 2012, includes the 2012 to 2014 LTIAs. For 2013, includes the 2013 to 2015 LTIAs.

The amounts listed in the "stock awards" column and in this footnote do not reflect the value of common stock actually received by the named executive officers, whether the named executive officer will actually realize a financial benefit from the awards, or the potential value to the named executive officer of the awards that may be earned. Whether, and to what extent, the named executive officers ultimately realize value will depend on many factors, including the actual performance of the company, the price of our common stock when and if shares are actually issued and the named executive officers' continued employment. For more details on performance share LTIA and discretionary bonus grants in 2013, see the Grants of Plan-Based Awards in Fiscal 2013 table below. Additional information regarding performance share LTIAs and discretionary bonuses granted in 2012 and 2013 that are still outstanding can be found in the table Outstanding Equity Awards at 2013 Fiscal Year End table below.

(3)
The amounts shown in this column represent payments made under annual bonus plans. Bonuses listed in this column as being earned in 2011 were actually paid in February 2012, bonuses listed in this column as being earned in 2012 were actually paid in February 2013 and bonuses listed in this column as being earned in 2013 were actually paid in February 2014.

(4)
Represents the aggregate change in pension value of the named executive officer's accumulated benefit under our defined benefit pension plan. In accordance with SEC rules, negative amounts have been reported as zero in this table. During fiscal 2013, negative amounts for Messrs. Wenner, Cantwell and Lerner were $34,251, $25,207 and $9,546, respectively. See the pension benefits table on page 35 for additional information, including the present value assumptions used in this calculation. We do not have any non-qualified deferred compensation plans.

(5)
The amounts shown in this column include automobile allowances and our company's matching contributions to our 401(k) plan. In accordance with SEC rules, the compensation in the table omits information regarding plans or arrangements such as group life, health, hospitalization and medical reimbursement plans that do not discriminate in scope, terms or operation, in favor of executive officers or directors of B&G Foods and that are available generally to all salaried employees.

The following table describes each component of the "all other compensation" column.

Name	Year	Matching Contributions to 401(k) Plan	Automobile Allowance(A)	Total
David L. Wenner	2013	$7,650	$10,000	$17,650
	2012	$7,500	$10,000	$17,500
	2011	$7,350	$10,000	$17,350
Robert C. Cantwell	2013	$7,650	$10,000	$17,650
	2012	$7,500	$10,000	$17,500
	2011	$7,350	$10,000	$17,350
Scott E. Lerner	2013	$7,650	$10,000	$17,650
	2012	$7,332	$10,000	$17,332
	2011	$7,350	$10,000	$17,350
Vanessa E. Maskal	2013	$7,650	$10,000	$17,650
	2012	$7,500	$10,000	$17,500
	2011	$7,350	$10,000	$17,350
William F. Herbes	2013	$7,650	$10,000	$17,650
	2012	$7,500	$10,000	$17,500
	2011	$7,350	$10,000	$17,350

(A)
The amount shown reflects an unrestricted automobile allowance that is fully taxable to the officer.

 Grants of Plan Based Awards in Fiscal 2013

        The following table sets forth information about non-equity and equity awards granted to the named executive officers in fiscal 2013.

								All Other Stock Awards: Number of Shares of Stock or Units (# of shares)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
David L. Wenner
2013 Annual Bonus Plan(1)	N/A	—	$467,500	$550,000
2013 - 2015 LTIAs	2/12/2013				8,675	17,350	34,700	—	$489,964
Robert C. Cantwell
2013 Annual Bonus Plan(1)	N/A	—	$232,050	$273,000
2013 - 2015 LTIAs	2/12/2013				4,613	9,227	18,454	—	$260,570
Scott E. Lerner
2013 Annual Bonus Plan(1)	N/A	—	$182,070	$214,200
2013 - 2015 LTIAs	2/12/2013				2,413	4,826	9,652	—	$136,286
Vanessa E. Maskal.
2013 Annual Bonus Plan(1)	N/A	—	$176,418	$207,550
2013 - 2015 LTIAs	2/12/2013				2,338	4,676	9,352	—	$132,050
William F. Herbes
2013 Annual Bonus Plan(1)	N/A	—	$173,443	$204,050
2013 - 2015 LTIAs	2/12/2013				2,298	4,597	9,194	—	$129,819

(1)
Shows the potential value of the payout for the named executive officer under our annual bonus plan for fiscal 2013 if the threshold, target or maximum adjusted EBITDA objective is satisfied. The potential payouts are performance-driven and therefore completely at risk. As reflected in the footnote to the non-equity incentive plan compensation column in the summary compensation table, awards were earned under the 2013 annual bonus plan at 99.25% of the maximum level and were paid to the named executive officers in February 2014.

(2)
The values included in this column reflect the grant date fair value of the performance share LTIAs reduced by the present value of expected dividends using the risk-free interest-rate (as the award holders are not entitled to dividends or dividend equivalents during the vesting period) computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718 based upon the probable outcome (as of the grant date) of the applicable performance conditions. The amounts reported in this column are generally consistent with the estimate of aggregate compensation expense expected to be recognized by B&G Foods for the named executive officers over the performance period determined as of the grant date under FASB Topic 718, excluding the effect of forfeitures. A discussion of the assumptions used in calculating the grant date fair value and estimate of aggregate compensation expense is set forth in Note 13 of the notes to our consolidated financial statements in our 2013 annual report.

The amounts listed in this column do not reflect whether the named executive officer will actually realize a financial benefit from the awards, or the potential value to the named executive officer of the awards that may be earned. Whether, and to what extent, the named executive officers ultimately realize value will depend on many factors, including the actual performance of the company, the price of our common stock when and if shares are actually issued and the named executive officers' continued employment.

Outstanding Equity Awards at 2013 Fiscal Year-End

        The following table provides information on the outstanding equity awards held by the named executive officers as of December 28, 2013. None of the named executive officers held any option awards at December 28, 2013.

	Stock Awards(1)
Name	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Performance Period	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(2) ($)
David L. Wenner			2012 to 2014	45,076	$1,529,429
			2013 to 2015	34,700	$1,177,371
Robert C. Cantwell			2012 to 2014	24,002	$814,388
			2013 to 2015	18,454	$626,144
Scott E. Lerner			2012 to 2014	12,562	$426,229
			2013 to 2015	9,652	$327,492
Vanessa E. Maskal.			2012 to 2014	12,224	$414,760
			2013 to 2015	9,352	$317,313
William F. Herbes			2012 to 2014	11,968	$406,074
			2013 to 2015	9,194	$311,952

(1)
Does not include shares of common stock for 2011 to 2013 performance share LTIAs, which had vested at the end of fiscal 2013 subject to confirmation by the compensation committee that the performance goal had been satisfied. Following such confirmation, shares of common stock for the 2011 to 2013 performance share LTIAs were paid in February 2014, and are reflected below in the "Option Exercises and Stock Vested in Fiscal 2013" table.

(2)
These columns show the number of shares of common stock each named executive officer would receive under each grant of performance shares LTIAs, assuming that the financial targets associated with each award are achieved at the maximum level (i.e., 200% of target for 2012 to 2014 LTIAs and 2013 to 2015 LTIAs), and the dollar value of those shares based on the closing market price of the company's common stock of $33.93 per share on December 27, 2013 (the last business day of fiscal 2013). The awards vest at the end of the applicable performance period, subject to confirmation by the compensation committee that the applicable performance goals have been satisfied.

As noted in the Compensation Discussion and Analysis section of this proxy statement, the number of shares that may be earned by each named executive officer from threshold to maximum is determined at the beginning of the performance period based upon the price of our common stock at the date of grant of the performance share LTIA. Therefore, the value of the award at the end of the performance period will depend not only upon the level at which the performance goals have been achieved but will also depend on the price of our common stock at the end of the performance period when the shares of common stock are actually issued to the participants. As a result, a substantial portion of the value of the potential awards as of the end of fiscal 2013 set forth in the last column of this table is attributable to the 144% increase in our stock price from the date of grant of the 2012 to 2014 LTIAs through the end of fiscal 2013, and the 7% increase in our stock price from the date of grant of the 2013 to 2015 LTIAs through the end of fiscal 2013.

Option Exercises and Stock Vested in Fiscal 2013

        The following table provides information on the value of stock awards that vested during fiscal 2013 for each of our named executive officers. None of our named executive officers held any stock options during fiscal 2013. Therefore, no stock options were exercised by our named executive officers during fiscal 2013.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)	Shares Withheld to Cover Tax Withholding (#)	Net Number of Shares Received (#)
David L. Wenner(1)	108,000	$3,404,160	51,409	56,591
Robert C. Cantwell(1)	57,789	$1,821,509	25,356	32,433
Scott E. Lerner(1)	30,105	$948,910	11,226	18,879
Vanessa E. Maskal(1).	29,262	$922,338	10,820	18,442
William F. Herbes(1)	28,734	$905,696	10,570	18,164

(1)
Represents shares earned at the maximum level pursuant to 2011 to 2013 performance share LTIAs because actual excess cash for the performance period exceeded the maximum performance objective. The gross number of shares set forth in the second column had vested at the end of fiscal 2013 subject to confirmation by the compensation committee that the performance goals had been satisfied. Following such confirmation, the net number of shares set forth in the fifth column were issued in February 2014.

(2)
Calculated based upon the gross number of shares acquired upon vesting (without taking into account shares withheld to cover taxes) and the closing price of our common stock on February 10, 2014, which was $31.52 per share.

As noted in the Compensation Discussion and Analysis section of this proxy statement, the number of shares that may be earned by each named executive officer from threshold to maximum is determined at the beginning of the performance period based upon the price of our common stock at the date of grant of the performance share LTIA. Therefore, the value of the award at the end of the performance period depends not only upon the level at which the performance goals have been achieved but also depends on the price of our common stock at the end of the performance period when the shares of common stock are actually issued to the participants. As a result, a substantial portion of the value of the awards set forth in the second column of this table is attributable to the 221% increase in our stock price from the date of grant of the 2011 to 2013 LTIAs through February 10, 2014.

Management Employment Agreements

        We have entered into employment agreements with each of our named executive officers. Each executive's base salary as set forth above in the summary compensation table is subject to annual increases at the discretion of the compensation committee. Each executive is eligible to earn additional incentive compensation under our annual bonus plan and any other incentive compensation programs we provide. Each executive is also entitled to (1) receive individual disability and life insurance coverage, (2) receive other executive benefits, including an automobile allowance and cell phone allowance, (3) participate in all employee benefits plans maintained by us for our employees and (4) receive other customary employee benefits.

        Each agreement is subject to automatic one-year extensions, unless earlier terminated. Each agreement may be terminated by the executive at any time for any reason, provided that he or she gives us 60 days advance written notice of his or her resignation, subject to special notice rules in certain instances, including a change in control or in the event that we substantially alter his or her duties so that he or she can no longer perform his or her duties in accordance with his or her agreement with us. Each agreement may also be terminated by us for any reason, including for "cause" (as defined in the employment agreements). We must give 60 days advance written notice if the termination is without cause. During the executive's employment and for one year after his or her voluntary resignation or termination for cause, each executive has agreed that he or she will not be employed or otherwise engaged by any food manufacturer operating in the United States that directly competes with our business.

Severance Benefits

        Executive Severance Benefits.    To ensure that we are offering a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our executive officers. In the case of termination by us without cause, termination by us due to the executive's disability, death, or a resignation by the executive described above that is considered to be a termination by us without cause, each executive officer's employment agreement provides that he or she will receive the following severance benefits, in addition to accrued and unpaid compensation and benefits, for a severance period of two years in the case of Mr. Wenner and for a severance period of one year in the case of each of the other named executive officers: (1) salary continuation payments for each year of the applicable severance period in an amount per year equal to 150% of his then current annual salary in the case of Mr. Wenner, and 135% of his or her then current annual base salary in the case of each of the other named executive officers, (2) continuation during the applicable severance period of medical, dental, life insurance and disability insurance for the named executive, his or her spouse and his or her dependents, or if the continuation of all or any of the such benefits is not available because of his or her status as a terminated employee, a payment equal to the market value of such excluded benefits, (3) if legally allowed, two additional years of service credit under our qualified defined benefit pension plan in the case of Mr. Wenner, and one additional year of service credit in the case of each of the other named executive officers and (4) outplacement services.

        If a named executive officer's employment with B&G Foods ends during a performance share LTIA performance period due to termination by B&G Foods without cause, there is no accelerated vesting of the LTIAs and therefore the compensation a named executive officer received in respect of such LTIAs is not included in the table below. Instead, after the performance period is completed, the named executive officer will be entitled to a pro rata portion of the number of performance shares, if any, he or she would have received had the named executive officer remained employed until the end of the performance period. The pro rata portion will be based on the number of full months in the performance period during which the named executive officer was employed as compared to the total number of months in the performance period.

        The estimated severance and other benefits for each named executive officer in the event a termination by us without cause are set forth below. The amounts assume that the termination without cause was effective as of December 27, 2013 (the last business day of fiscal 2013) and thus are based upon amounts earned through such date and are only estimates of the amounts that would actually be paid to such named executive officers upon their termination.

Name	Continuation of Salary	Continuation of Health Care and Other Insurance Benefits	Estimated Present Value of Additional Pension Credits	Total
David L. Wenner	$1,650,000	$61,288	$63,565	$1,774,853
Robert C. Cantwell	$526,500	$24,661	$25,961	$577,122
Scott E. Lerner	$413,100	$25,436	$12,269	$450,805
Vanessa E. Maskal.	$400,275	$28,724	$28,169	$457,168
William F. Herbes	$393,525	$16,355	$28,662	$438,542

        Change in Control Severance Benefits.    From time to time, we may explore potential transactions that could result in a change in control of our company. We believe that when a transaction is perceived as imminent, or is taking place, we should be able to receive and rely on the disinterested service of our executive officers, without them being distracted or concerned by the personal uncertainties and risks associated with such a situation. We further believe that our stockholders are best served if their interests are aligned with the interests of our executives, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential transactions that may enhance the value of our stockholders' investments.

        In accordance with the respective employment agreements of Mr. Cantwell, Mr. Lerner, Ms. Maskal and Mr. Herbes, the severance period set forth above will be increased to two years after his or her termination of employment if his or her termination is following a change in control. In addition, if the executive terminates his or her employment following a change in control and becomes subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, his or her payments will be increased so that he or she will be in the same after-tax economic position that he would be in if the excise tax did not apply.

        The estimated severance and other benefits for each named executive officer in the event a change in control and termination of employment, and the potential tax obligations of the company for these benefits are set forth below. The amounts assume that the change of control and termination was effective as of December 27, 2013 (the last business day of fiscal 2013) and thus are based upon amounts earned through such date and are only estimates of the amounts that would actually be paid to such named executive officers upon their termination and the potential tax obligations of the company.

Name	Continuation of Salary	Continuation of Health Care and Other Insurance Benefits	Estimated Present Value of Additional Pension Credits	Accelerated Vesting of LTIAs(1)	Gross Up for Excise Taxes(2)	Total
David L. Wenner	$1,650,000	$61,288	$63,565	$706,038	—	$2,480,891
Robert C. Cantwell	$1,053,000	$49,322	$51,923	$375,820	—	$1,530,065
Scott E. Lerner	$826,200	$50,872	$24,540	$196,658	—	$1,098,270
Vanessa E. Maskal.	$800,550	$57,448	$56,336	$191,139	—	$1,105,473
William F. Herbes	$787,050	$32,710	$57,322	$187,350	—	$1,064,432

(1)
Based upon the closing price of $33.93 per share of our company's common stock on December 27, 2013, the last business day of fiscal 2013.

(2)
The calculation of the estimated gross-up payment assumes a 45% combined individual federal and state tax rate and a 20% excise tax.

        Release.    The obligation of B&G Foods to provide the salary continuation and other severance benefits described above is contingent upon and subject to the execution and delivery by the executive officer of a general release. The general release is required to provide that for and in consideration of the salary continuation and other severance benefits, the executive officer release any and all claims and rights ensuing from his employment with and termination from our company, which he or she may have against the company or any of our subsidiaries or other affiliates, and their respective directors, officers, employees and agents, arising from or related to his employment or termination.

401(k) Plan

        We maintain a tax-qualified defined contribution plan with a cash or deferred arrangement intended to qualify under Section 401(k) of the Internal Revenue Code of 1986. Our employees become eligible to participate in the plan upon completing six months of employment. Each participant in the plan may elect to defer, in the form of contributions to the plan, up to 75% of compensation that would otherwise be paid to the participant in the applicable year, which percentage may be increased or decreased by the administrative committee of the plan, but is otherwise not to exceed the statutorily prescribed annual limit ($17,500 in 2013 if the participant is under age 50, and $23,000 in 2013 if age is 50 or over). We make a 50% matching contribution with respect to each participant's elective contributions up to six percent of such participant's compensation (provided that for fiscal 2013, matching contributions were based only on the first $255,000 of such participant's compensation). Matching contributions become fully vested after five years of employment with the company.

Pension Plan

        We maintain a pension plan for certain eligible employees meeting minimum eligibility requirements in which each of our named executive officers participates. The pension plan is designed and administered to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. The pension plan provides unreduced retirement benefits at age 62 based on the average of the five highest consecutive years of earnings in the last ten years. Benefits under the plan are calculated generally under a formula of 0.75% of final average earnings, plus an additional 0.4% of final average earnings in excess of a 35-year average Social Security taxable wage base, in each case, multiplied by service limited to 35 years. The compensation covered by the pension plan is W-2 earnings (excluding LTIAs) and any amounts contributed to any tax qualified profit sharing plan or cafeteria plan. As required by Section 401(a)(17) of the Internal Revenue Code of 1986, for 2013, benefits under the pension plan were based only on the first $255,000 of an employee's annual earnings. In certain cases, additional years of credited service may be granted as described above under "Management Employment Agreements—Severance Benefits." In most cases, employees are not entitled to a lump sum payment of the pension benefits. Upon retirement, the total amount of accumulated benefits is calculated as a monthly installment and is paid out over the remaining life of the employee (or if elected, over the lives of the employee and his or her beneficiary at a reduced monthly benefit).

Pension Benefits Table

Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
David L. Wenner	24	$770,728	—
Robert C. Cantwell	30	$707,031	—
Scott E. Lerner	8	$103,277	—
Vanessa E. Maskal	12	$338,018	—
William F. Herbes	4	$126,588	—

(1)
The present value of the accumulated benefit for each named executive officer reflects pension benefits payable at the earliest age the named executive officer may retire without significant benefit reductions, or current age, if later. The same assumptions used in Note 11 to B&G Foods' audited financial statements in the 2013 annual report are used in calculating the present value of accumulated pension benefits, including a discount rate of 4.815%. The present value of the accumulated benefit is also based upon post-retirement mortality rates in accordance with the PPA 2012 Generational Mortality Table and the single life annuity payment form.

 PROPOSAL NO. 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules.

        As described in detail under the heading "Compensation Discussion and Analysis," our executive compensation programs, which are guided by the principal of "pay for performance," are designed to attract, motivate, and retain our named executive officers, reinforce the execution of our business strategy and the achievement of our business objectives; and align the interests of our executive officers with the interests of our stockholders, with the ultimate objective of improving stockholder value. Under these programs, our named executive officers are rewarded for the achievement of annual and long-term goals and the realization of increased stockholder value. Please read the "Compensation Discussion and Analysis" beginning on page 17 for additional details about our executive compensation programs, including information about the fiscal 2013 compensation of our named executive officers.

        We believe that our compensation program has been instrumental in helping the company achieve strong financial performance and stockholder value. Therefore, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a "say on pay" proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

        The say on pay vote is advisory, and therefore not binding on our company, the compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and will consider the outcome of the vote and the concerns of our stockholders when making future decisions on the compensation of our named executive officers and our company's compensation principles, policies and procedures.

Required Vote

        Approval of this proposal requires the affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the annual meeting.

Recommendation of the Board of Directors

        The board of directors recommends that the stockholders vote "FOR" the proposal to approve, in an advisory manner, the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of March 25, 2014 with respect to the beneficial ownership of our common stock, and shows the number of and percentage owned by:

  •
  each person or entity our company believes to be the beneficial owner of more than five percent of our common stock based solely on management's review of SEC filings;

  •
  each executive officer named in the summary compensation table;

  •
  each director; and

  •
  all of our directors and executive officers as a group.

Unless otherwise specified, all shares are directly held.

        Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of stock held by such person. As of March 25, 2014, 53,649,687 shares of common stock were outstanding.

	Common Stock
Name of Beneficial Owner	Shares	Percentage
BlackRock, Inc.(1)	4,582,182	8.5%
The Vanguard Group, Inc(2)	3,530,773	6.6%
Neuberger Berman Group LLC(3)	2,734,045	5.1%
David L. Wenner(4)	672,472	1.3%
Robert C. Cantwell(5)	179,830	*
Scott E. Lerner	78,989	*
Vanessa E. Maskal	89,721	*
William F. Herbes	43,738	*
Cynthia T. Jamison	12,609	*
Charles F. Marcy	13,946	*
Dennis M. Mullen	20,976	*
Cheryl M. Palmer	10,446	*
Alfred Poe	17,701	*
Stephen C. Sherrill(6)	145,976	*
All current directors and executive officers as a group (14 persons)	1,363,270	2.5%

*
Less than 1%

(1)
As reported in the Schedule 13G/A filed by BlackRock, Inc., a Delaware corporation, with the SEC on January 28, 2014. The address for BlackRock is 40 East 52nd Street, New York, NY 10022. BlackRock is the parent holding company or control person of the following entities that hold shares of our common stock: BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, LLC, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Management Ireland Limited and BlackRock Investment Management (UK) Limited.

(2)
As reported in the Schedule 13G/A filed by The Vanguard Group, Inc., a Pennsylvania corporation, with the SEC on February 11, 2014. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group has the sole power to vote or to direct the vote of 74,557 shares, the sole power to dispose or direct the disposition of 3,460,516 shares, and the shared power to dispose or to direct the disposition of 70,257 shares.

(3)
As reported in the Schedule 13G/A filed by Neuberger Berman Group LLC, a Delaware limited liability company, with the SEC on February 11, 2014. The address for Neuberger Berman Group is 605 Third Avenue, New York, NY 10158. Neuberger Berman Group does not have the sole power to vote or to direct the vote or to dispose or direct the disposition of any shares. Neuberger Berman Group does have shared power to vote or to direct the vote of 2,728,845 shares and the shared power to dispose or to direct the disposition of 2,734,045 shares.

(4)
Includes 12,600 shares owned by Mr. Wenner's wife and 1,000 shares held in a custodial account for a child.

(5)
Includes 2,000 shares owned by Mr. Cantwell's wife.

(6)
Excludes 10,000 shares owned by an adult child of Mr. Sherrill who shares the same household. Mr. Sherrill disclaims beneficial ownership of such shares. Also excludes 34,300 shares owned by a private, charitable foundation as to which Mr. Sherrill shares voting and dispositive power. Mr. Sherrill does not have a pecuniary interest in the shares held by the foundation and therefore disclaims beneficial ownership of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended requires our directors and executive officers and any persons who own more than ten percent of our common stock to file with the SEC various reports as to ownership of and changes of ownership in any class of equity securities of our company. Such persons are required by SEC regulation to furnish us with copies of all Section 16 reports they file. As a practical matter, B&G Foods assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. To our knowledge, the Section 16(a) filing requirements were met on a timely basis during fiscal 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

        Our board of directors recognizes that transactions involving our company and related parties present heightened risk of potential or actual conflicts of interest which may interfere—or even appear to interfere—with the interests of our company. Therefore, it is the policy of our company (as set forth in our corporate governance guidelines) that an independent committee designated by the board shall review, approve or ratify any transaction with related parties required to be reported by our company under the applicable rules and regulations governing related party transactions promulgated by the SEC.

Fiscal 2013 Related Party Transactions

        Except as noted below, there were no related party transactions in fiscal 2013 with any director or executive officer of B&G Foods or any other related person, as defined in Rule 404 under Regulation S-K promulgated under the Securities Act of 1933, as amended, and none is proposed.

        On October 7, 2013, we completed the acquisition of all the issued and outstanding equity interests of Rickland Orchards LLC from Natural Instincts LLC for a purchase price of $57.5 million, of which approximately $37.4 million was paid in cash and approximately $20.1 million was paid in shares of common stock of B&G Foods (based on the closing price of $35.15 per share on October 4, 2013), plus consideration of up to a maximum of $15.0 million in the aggregate, is payable based upon the achievement of specified operating results during fiscal 2014, 2015 and 2016. Following the completion of the acquisition, Jason Cohen, the founder and chief executive officer of Rickland Orchards, and Michael Sands, the chief operating officer of Rickland Orchards, began serving as an executive vice president and a vice president, respectively, of B&G Foods. Mr. Sands was promoted to executive vice president of snacks of B&G Foods effective March 11, 2014. Mr. Cohen resigned as executive vice president of club channel of B&G Foods effective March 31, 2014. Mr. Cohen is a member of the board of managers of Natural Instincts as well as a member of Natural Instincts. Mr. Sands is a member of Natural Instincts. Mr. Cohen has an approximately 40% interest in Natural Instincts and Mr. Sands has an approximately 1.5% interest in Natural Instincts. In addition, in connection with Mr. Cohen's resignation from B&G Foods, Replenish Capital LLC has agreed to become a strategic advisor to B&G Foods' executive management team on a non-exclusive basis. Under that arrangement, Replenish Capital may earn $20,000 per month plus commissions on incremental sales of B&G Foods products to the club channel that are facilitated by Replenish Capital. Mr. Cohen is the sole member of Replenish Capital.

REPORT OF THE AUDIT COMMITTEE

        Under the guidance of a written charter adopted by our board of directors, the audit committee oversees our management's conduct of the financial reporting process on behalf of the board of directors. A copy of the charter is available at the investor relations section of our company's website, http://ir.bgfoods.com. The audit committee also appoints the independent registered public accounting firm to be retained to audit our company's consolidated financial statements and internal control over financial reporting, and once retained, the independent registered public accounting firm reports directly to the audit committee. The audit committee is responsible for pre-approving both audit and non-audit services to be provided by the independent registered public accounting firm. The audit committee's charter reflects the above-mentioned responsibilities, and the audit committee and the board of directors periodically review and revise the charter.

        Management is responsible for our company's financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Our company's independent registered public accounting firm is responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America. In addition, our company's independent registered public accounting firm will express its own opinion on the effectiveness of the company's internal control over financial reporting. The audit committee's responsibility is to monitor and review these processes. It is not the audit committee's duty or responsibility to conduct auditing or accounting reviews.

        The audit committee meets at least four times annually, or more frequently as circumstances dictate. During fiscal 2013, the audit committee met five times. The audit committee also met with management periodically to consider the adequacy of our company's internal controls, and discussed these matters and the overall scope and plans for the audit of our company with our independent registered public accounting firm, KPMG LLP. The audit committee met with the independent registered public accounting firm, with and without management present, to discuss the results of its examination, its evaluation of the effectiveness of our internal control over financial reporting, and the overall quality of our financial reporting. The audit committee also discussed with senior management our company's disclosure controls and procedures and the certifications by our chief executive officer and chief financial officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002 for certain of our company's filings with the SEC. The audit committee also met separately from time to time with our chief financial officer and with our general counsel, and at least quarterly, the audit committee met in executive session.

        In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements in the annual report for the year ended December 28, 2013, management's assessment of the effectiveness of our company's internal control over financial reporting and the independent registered public accounting firm's evaluation of the effectiveness of our company's internal control over financial reporting as of December 28, 2013. The audit committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality, not just the acceptability, of our company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the audit committee under auditing standards of the Public Company Accounting Oversight Board (PCAOB). In addition, the audit committee has discussed with the independent registered public accounting firm its independence from our company and our management, including the matters in the written disclosures and letter which were received by the audit committee from the independent registered public accounting firm as required by the applicable requirements of the PCAOB, and considered the compatibility of non-audit services with KPMG LLP's independence.

        In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 28, 2013 for filing with the SEC.

Audit Committee Cynthia T. Jamison, Chairperson Dennis M. Mullen Cheryl M. Palmer Alfred Poe

PROPOSAL NO. 3—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Introduction

        The audit committee has appointed KPMG LLP as the independent registered public accounting firm to audit our consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal year ending January 3, 2015.

        We are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our board of directors is submitting the selection of KPMG to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

        One or more representatives of KPMG are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Independent Registered Public Accounting Firm Fees

        In addition to performing the audit of our consolidated financial statements and our internal control over financial reporting, KPMG has provided various other services during fiscal 2013 and 2012. The aggregate fees billed or expected to be billed for fiscal 2013 and 2012 for each of the following categories of services are as follows:

Type of Fees	Fiscal 2013	Fiscal 2012
Audit Fees	$1,302,500	$1,041,500
Audit-Related Fees	—	75,000
Tax Fees	—	16,000
All Other Fees	—	—

Total	$1,302,500	$1,132,500

        In accordance with the SEC's definitions and rules the terms in the above table have the following meanings:

        "Audit Fees" are the aggregate fees billed or expected to be billed for each of fiscal 2013 and 2012 for professional services rendered by KPMG for the audit of our consolidated financial statements included in our annual reports on Form 10-K and review of the unaudited consolidated financial statements included in our quarterly reports on Form 10-Q; for the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and for services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements for fiscal 2013 and 2012. Audit fees for fiscal 2013 also included fees billed for professional services rendered with respect to engagements, consents, comfort letters and assistance with the review of our filings with the SEC in connection with our public offering of senior notes and an amendment to our credit agreement. Audit fees for fiscal 2012 also included fees billed for professional services rendered with respect to engagements, consents, comfort letters and assistance with the review of our filings with the SEC in connection with our public offering of common stock pursuant to a shelf registration statement and an amendment and restatement of our credit agreement.

        "Audit-Related Fees" are the aggregate fees billed in each of fiscal 2013 and 2012 for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of our consolidated financial statements. KPMG did not provide any audit-related services to our company during fiscal 2013. During fiscal 2012 KPMG provided due diligence services to our company in connection with our acquisition of the New York Style and Old London brands.

        "Tax Fees" are the aggregate fees billed in each of fiscal 2013 and 2012 for professional services rendered by KPMG for tax compliance, tax advice and tax planning. KPMG did not provide any tax compliance, tax advice or tax planning services to our company during fiscal 2013. During fiscal 2012, KPMG provided transfer pricing analysis to our company.

        "All Other Fees" are the aggregate fees billed in each of fiscal 2013 and 2012 for products and services provided by KPMG not included in the first three categories. No such other products or services were provided by KPMG during fiscal 2013 and 2012.

        The audit committee has reviewed summaries of the services provided by KPMG and the related fees, and the audit committee has determined that the provision of the non-audit services described above is compatible in maintaining the independence of KPMG.

        All of the services described above were pre-approved by our audit committee in accordance with its pre-approval policy. The audit committee pre-approval policy provides that all auditing services and all non-audit services to be provided by KPMG be pre-approved by the audit committee, provided that the audit committee shall not approve any prohibited non-audit services set forth in Section 10A(g) of the Exchange Act.

Required Vote

        Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the annual meeting.

Recommendation of the Board of Directors

        The board of directors recommends that the stockholders vote "FOR" the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2015.

 OTHER MATTERS

        Our management is not aware of any other matters to be presented for action at the annual meeting; however, if any such matters are properly presented for action, it is the intention of the proxy appointees to vote in accordance with their best judgment on such matters.

 ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in Our 2015 Annual Meeting Proxy Statement and Proxy Card

        Under the rules of the SEC, any stockholder proposal to be considered by us for inclusion in our 2015 proxy statement and form of proxy card for next year's annual meeting of stockholders, expected to be held in May 2015, must be received by our corporate secretary at our principal executive offices located at Four Gatehall Drive, Parsippany, NJ 07054, not later than December 2, 2014 (120 days prior to the first anniversary of this proxy statement). The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement.

        In addition, our bylaws establish an advance notice procedure with regard to stockholder proposals, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our corporate secretary not less than 120 days nor more than 150 days prior to the first anniversary of this proxy statement and must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder making the proposal. If no annual meeting was held in the previous year, notice must be received not less than 10 days following the earlier of the day on which notice of the meeting date was mailed and the public announcement of such meeting date. Therefore, to be presented at next year's annual meeting, stockholder proposals, whether or not submitted for consideration for inclusion in our proxy statement, must be received on or after November 3, 2014 but not later than December 2, 2014.

Householding

        Some brokers, banks and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports or notices of Internet availability of proxy materials, as applicable. This means that only one copy of such items may have been sent to multiple stockholders in your household. B&G Foods will promptly deliver a separate copy of these documents to you if you so request by writing or calling as follows: B&G Foods, Inc., Attention: Corporate Secretary, Four Gatehall Drive, Parsippany, NJ 07054; telephone, 973.401.6500. If you want to receive separate copies of the annual report and proxy statement or notice of Internet availability of proxy materials, as applicable, in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address and phone number.

By Order of the Board of Directors, Scott E. Lerner Secretary

Parsippany, New Jersey
April 1, 2014

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X B&G Foods, Inc. 01TETC 8 2 B M + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals - The Board of Directors recommends a vote FOR each of the nominees in Proposal 1 and FOR each of Proposals 2 & 3. For Against Abstain 2. Approval, by non-binding advisory vote, of executive compensation (Proposal No. 2): For Against Abstain 3. Ratification of appointment of KPMG LLP as independent registered public accounting firm (Proposal No. 3): 4. Other Matters: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting. Change of Address — Please print new address below. Comments — Please print your comments below. 01 - Robert C. Cantwell 04 - Dennis M. Mullen 07 - Stephen C. Sherrill 02 - Cynthia T. Jamison 05 - Cheryl M. Palmer 08 - David L. Wenner 03 - Charles F. Marcy 06 - Alfred Poe 1. Election of Directors: IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain For Against Abstain For Against Abstain MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ MMMMMMM 1 9 4 8 9 1 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 pm, Eastern Time, May 19, 2014 Vote by Internet • Go to www.investorvote.com/BGS • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 20, 2014 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned holder of Common Stock of B&G FOODS, INC., a Delaware corporation (the “Company”), does hereby constitute and appoint Robert C. Cantwell and Scott E. Lerner, or either one of them, with full power to act alone and to designate substitutes, the true and lawful proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Hanover Marriott, 1401 Route 10 East, Whippany, NJ 07981, on May 20, 2014 at 10:00 a.m., local time, and at any and all adjournments and postponements thereof (the “Annual Meeting”), on all matters that may come before such Annual Meeting. Said proxies are instructed to vote on the following matters in the manner herein specified. If this proxy is properly executed, the shares of Common Stock covered hereby will be voted as specified herein. If no specification is made, such shares will be voted “FOR” each of the nominees in Proposal No. 1 and “FOR” each of Proposal Nos. 2 & 3 and in the discretion of the persons named as proxies as to any other matter that may properly come before the Annual Meeting. The undersigned hereby revokes all previous proxies. (Continued and to be marked, dated and signed, on the other side) Proxy — B&G Foods, Inc. Important notice regarding the Internet availability of proxy materials for the Annual Meeting. The Proxy Statement and the 2013 Annual Report to Stockholders are available at: http://materials.proxyvote.com/05508R qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q